Exhibit 3.1
AMENDED AND RESTATED
OPERATING AGREEMENT
OF
ALST CASINO HOLDCO, LLC,
A DELAWARE LIMITED LIABILITY COMPANY
THE UNITS REFERRED TO IN THIS AGREEMENT (1) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY FOREIGN JURISDICTION, (2) MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE AFORESAID ACT AND APPLICABLE STATE AND FOREIGN SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF AFORESAID ACT AND SUCH LAWS, (3) MAY NOT BE OFFERED, SOLD OR TRANSFERRED EXCEPT IN COMPLIANCE WITH THE APPLICABLE GAMING LAWS OF THE STATE OF NEVADA AND THE REGULATIONS OF THE NEVADA GAMING COMMISSION, AND (4) ARE SUBJECT TO, AND ARE TRANSFERABLE ONLY UPON COMPLIANCE WITH, THE PROVISIONS OF THIS AGREEMENT.

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AMENDED AND RESTATED OPERATING AGREEMENT
OF
ALST CASINO HOLDCO, LLC
A DELAWARE LIMITED LIABILITY COMPANY
          This Amended and Restated Operating Agreement (as amended, supplemented or modified from time to time, this “Agreement”) of ALST Casino Holdco, LLC, a Delaware limited liability company (the “Company”), is made and to be effective as of November 1, 2011, by and among the Company and the Members. Unless otherwise specified, capitalized terms used herein shall have the respective meanings set forth in Article I. The Company and the Members are sometimes collectively referred to herein as the “Parties” and each is sometimes referred to herein as a “Party.”
RECITALS
          WHEREAS, the Company was formed pursuant to the Act by the filing of the Certificate of Formation with the Secretary of State of the State of Delaware on May 11, 2011, and an Amended and Restated Certificate of Formation of the Company was filed with the Secretary of State of the State of Delaware on May 19, 2011 (as so amended and restated, the “Certificate of Formation”) to appoint Soohyung Kim as the initial manager of the Company (the “Initial Manager”);
          WHEREAS, Standard General Master Fund L.P. (the “Initial Member”), as the sole member of the Company, entered into an Operating Agreement of the Company dated as of May 11, 2011, as amended by the First Amendment to the Operating Agreement dated as of September 27, 2011 to effectuate, among other things, (x) the admission of North LV HoldCo, LLC, a Delaware limited liability company (“North LV HoldCo”), as a member of the Company, and (y) the Initial Member’s resignation from the Company as a member of the Company (as so amended, the “Original Agreement”);
          WHEREAS, Aliante Gaming, LLC, a Nevada limited liability company (“Aliante Gaming”), and its affiliated debtors commenced voluntary cases under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 1-1 et seq. in the United States Bankruptcy Court, District of Nevada to effectuate a restructuring of the indebtedness of Aliante Gaming and its affiliated debtors (the “Restructuring”) pursuant to a prepackaged plan of reorganization (the “Plan”);
          WHEREAS, in connection with the Restructuring and upon the effectiveness of and subject to the terms and conditions set forth in the Plan and the transactions contemplated thereby, (i) Aliante Gaming will issue limited liability company interests (constituting the entire equity interest in Aliante Gaming) to certain of its and its affiliated debtors’ lenders or their respective designees, as the case may be, and (ii) pursuant to a Contribution Agreement to be entered into with the Company, such lenders or their respective designees, as the case may be, will contribute such limited liability company interests (constituting the entire equity interest in Aliante Gaming) to the Company in exchange for the issuance by the Company to such lenders or their respective designees, as the case may be, in their capacity as Members, of the number of Units set forth in Schedule I hereto next to the name of each such Member, following which, Aliante Gaming will become a wholly-owned Subsidiary of the Company;

          WHEREAS, the Parties deem it to be in their best interests to amend and restate the Original Agreement to, among other things, (x) admit as new Members the Persons set forth on Schedule I (other than North LV HoldCo), in connection with the consummation of the transactions described in the immediately preceding recital, and (y) establish and set forth their agreement with respect to certain rights and obligations associated with the ownership of Units, including restrictions on transfer of the Units, preemptive rights and corporate governance rights and obligations;
          WHEREAS, the Parties’ registration rights following an Initial Public Offering shall be governed by a separate Registration Rights Agreement, dated as of the date hereof, by and among the Company and the parties thereto (the “Registration Rights Agreement”);
          WHEREAS, the Parties hereby constitute themselves as a limited liability company for the purposes and on the terms and conditions set forth in this Agreement; and
          WHEREAS, pursuant to Section 10 of the Original Agreement, the Parties (including North LV HoldCo) desire to amend and restate the Original Agreement in its entirety as set forth in this Agreement.
          NOW, THEREFORE, in consideration of the mutual promises, covenants, and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties (including North LV HoldCo), acting pursuant to the Limited Liability Company Act of the State of Delaware, 6 Del. C. §§ 18-101, et seq., as amended from time to time, agree that this Agreement shall govern the relationship between the Company and the Members and do hereby amend and restate the Original Agreement in its entirety as follows.
ARTICLE I
DEFINITIONS
          Section 1.1 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:
          “Act” means the Delaware Limited Liability Company Act, 6 De.C.§§18-101, et. seg., as amended from time to time (and any corresponding provisions of succeeding law).
          “Addendum Agreement” means an Addendum Agreement in the form attached hereto as Exhibit A.
          “Affiliate” means, with respect to any Person, an “affiliate” as defined in Rule 405 of the regulations promulgated under the Securities Act and with respect to any Member, an “affiliate” shall include any investment fund or holding company that is directly or indirectly managed or advised by any Affiliate of such Member; provided, however, that notwithstanding the foregoing, an Affiliate shall not include any portfolio company of any Person (including any Member).

          “Annual Budget” means the annual operating plans and operating and capital budgets for the Hotel prepared by the Management Company pursuant to the Management Agreement for each Fiscal Year.
          “Asset Manager” means any Person appointed by the Company from time to time to act as the Company’s asset manager for the Hotel and to report to the Company in such capacity.
          “Assignee” means the owner of an Economic Interest who has not been admitted as a substitute Member in accordance with Article VII.
          “Assumed Tax Rate” means with respect to each Member (or Person whose tax liability is determined by reference to the income of a Member), a rate equal to the sum of the maximum rate of New York state and local income tax and United States federal income tax that would be imposed on a Member who is an individual and a resident of New York City, taking into account the character of the income of the Company and the deductibility of state and local income taxes for federal income tax purposes and any limitations thereon, including pursuant to Section 68 of the Code.
          “Available Cash Flow” means Distributable Cash other than proceeds received by the Company in any Capital Transaction.
          “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are required by law or executive order to close.
          “Capital Contribution” means, with respect to any Member, the total amount of cash or cash equivalents and the initial Carrying Value of any property (other than cash or cash equivalents) contributed to the capital of the Company or its controlled Affiliates by such Member, whether before or after the date hereof, as reflected on Schedule I from time to time. Any contribution of cash or other property by a Member to a controlled Affiliate of the Company after the date hereof shall be treated for income tax purposes as a contribution of such property by such Member to the Company, followed by a direct or indirect contribution of such property by the Company to such controlled Affiliate.
          “Capital Transaction” means (a) a liquidation, dissolution or winding up of the Company pursuant to Article IX of this Agreement or any other recapitalization transaction outside of the ordinary course in which cash or other assets are distributed to the Members, or (b) a Change of Control Transaction.
          “Carrying Value” means, with respect to any asset of the Company, the adjusted basis of such asset for United States federal income tax purposes, except that the initial Carrying Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset at the time of contribution; the Carrying Values of all such assets may, as determined by the Board of Managers, be adjusted to equal their respective Fair Market Values at the following times: (a) immediately prior to the contribution of more than a de minimis amount of money or other property to the Company by a new or existing Member as consideration for an interest in the Company; (b) the distribution by the Company to a Member of more than a de minimis amount of property (other than cash) in exchange for a portion of such Member’s interest in the Company; (c) the liquidation of the Company within the meaning of Treasury Regulations § 1.704-1(b)(2)(ii)(g); and (d) in connection with and at the time of a grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity or by a new Member acting in a Member capacity or in anticipation of becoming a Member; provided, however, that adjustments pursuant to clauses (a), (b) and (d) of this paragraph need not be made if the Board of Managers reasonably determines that such adjustments are not necessary or appropriate to reflect the relative economic interests of the Members and that the absence of such adjustments does not adversely and disproportionately affect any Member. In the case of any asset of the Company that has a Carrying Value that differs from its adjusted tax basis, the Carrying Value shall be adjusted by the amount of depreciation, depletion and amortization calculated for such asset rather than the amount of depreciation, depletion and amortization determined for United States federal income tax purposes for purposes of the definitions of “Net Income” and “Net Loss”.
          “Change of Control Transaction” means: (i) an acquisition by any Person or group of Persons (other than those Members that are Principal Members as of the date hereof or their respective Affiliates or a wholly-owned Subsidiary of the Company) of equity interests of the Company, whether already outstanding or newly issued, in a transaction or series of transactions, if immediately thereafter such acquiring Person or group of Persons has, or would have, beneficial ownership of fifty percent (50%) or more of the combined equity interests or voting power of the Company or any of its Subsidiaries; (ii) the sale of all or substantially all (i.e., eighty percent (80%)) of all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person or group of Persons (other than those Members that are Principal Members as of the date hereof or their respective Affiliates or a wholly-owned Subsidiary of the Company); or (iii) the consummation of a tender offer, merger, recapitalization, consolidation, business combination, reorganization or other transaction, or series of such related transactions, involving the Company or any of its Subsidiaries and a third Person or group of Persons (other than those Members that are Principal Members as of the date hereof or their respective Affiliates or a wholly-owned Subsidiary of the Company), unless both (1) the then-existing Members, immediately after such transaction or series of transactions, will beneficially own at least fifty percent (50%) of the combined equity interests or voting power of the Company or any of its Subsidiaries (or, if the Company or any of its Subsidiaries will not be the surviving entity in such transaction or series of transactions, such surviving entity), and (2) individuals who are then Managers or directors or managers of any Subsidiary of the Company will be entitled to cast at least a majority of the votes of the Board of Managers and the board of directors or equivalent body of any Subsidiary of the Company (or such surviving entity, as the case may be) after the closing of such transaction or series of transactions.
          “Code” means the Internal Revenue Code of 1986, or any successor statute thereto.
          “Company Minimum Gain” means “partnership minimum gain,” as defined in section 1.704-2(b)(2) of the Treasury Regulations, and shall be determined in accordance with section 1.704-2(d) of the Treasury Regulations.

          “Compliance Plan” means the Gaming Compliance Review and Reporting Plan.
          “Confidential Information” means any and all confidential or proprietary information (irrespective of the form of communication) obtained by or on behalf of a Member or its Representatives from the Company or its Subsidiaries, through such Member’s ownership of a Membership Interest, other than information which (i) was or becomes generally available to the public other than as a result of a breach of this Agreement by such Member or its Representatives, (ii) was or becomes available to such Member on a nonconfidential basis prior to disclosure to the Member or its Representatives by the Company or its Subsidiaries, (iii) was or becomes available to the Member or its Representatives from a source other than the Company or its Subsidiaries; provided, that such source is not known by such Member or its Representatives to be bound by a confidentiality agreement with the Company, or (iv) is independently developed by such Member or its Representatives without the use of any such information received under this Agreement.
          “control” means, with respect to any specified Person, the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.
          “Distributable Cash” means the amount of cash which the Board of Managers reasonably deems available for distribution to the Members, taking into account all debts, liabilities, and obligations of the Company then due, and working capital and other amounts, including amounts required for ongoing operations under the Gaming Laws, which the Board of Managers reasonably deems necessary for the Company’s business or to place into reserves for customary and usual expenditures or claims with respect to such business. Proceeds received by the Company in any Capital Transaction shall be included in total cash receipts of the Company for purposes of computing Distributable Cash, and shall be distributed in accordance with Section 6.1(b).
          “Economic Interest” means the right to receive distributions of the Company’s assets and allocations of income, gain, loss, deduction, credit and similar items from the Company (including any Tax Distributions distributed pursuant to Section 6.2) pursuant to this Agreement and the Act, but shall not include any other rights of a Member, including the right to vote or participate in the management of the Company, or except as provided in the Act, any right to information concerning the business and affairs of the Company.
          “Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the United States Securities and Exchange Commission thereunder.
          “Exchange Act Report” means any report, information or document that the Company is required to file with the United States Securities and Exchange Commission pursuant to the Exchange Act, including the quarterly, annual or current reports required to be filed on Forms 10-Q, 10-K and 8-K.
          “Fair Market Value” means, with respect to any property or asset, the fair market value of such property or asset as determined in good faith by the Board of Managers.

          “Fiscal Year” means the Company’s fiscal year, which shall be the twelve (12) months ended on December 31 of each year, unless a different year end is required by applicable law.
          “GAAP” means United States generally accepted accounting principles in effect from time to time.
          “Gaming Authority” means any federal, state or local governmental, regulatory or administrative authority, agency, board or official responsible for or involved in the regulation of gaming or gaming activities in any jurisdiction, including within the State of Nevada, specifically, the Nevada Gaming Commission, the Nevada State Gaming Control Board, and applicable local authorities.
          “Gaming Compliance Committee” means the committee established by the Board of Managers of the Company in satisfaction of the condition imposed by that certain Order of Registration (as may be amended from time to time), entered by the Nevada Gaming Commission effective October 20, 2011, and as established pursuant to Article III of the Compliance Plan.
          “Gaming Laws” means those laws pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming within any jurisdiction and, within the State of Nevada, specifically, the Nevada Gaming Control Act, as codified in the Chapter 463 of the Nevada Revised Statutes, and the regulations of the Nevada Gaming Commission and Nevada State Gaming Control Board promulgated thereunder, as amended from time to time.
          “Gaming Licenses” shall mean all licenses, consents, permits, approvals, authorizations, registrations, findings of suitability, franchises and entitlements issued by any Gaming Authority necessary for or relating to the conduct of activities under the Gaming Laws.
          “Governmental Authority” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) U.S. and other federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity, any court or other tribunal and for the avoidance of doubt, any Gaming Authority).
          “Hedging Obligation” means, with respect to any Person, any liability of such Person under any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.
          “Hotel” means the real property, improvements and personalty constituting the Aliante Station Casino + Hotel (including all assets used in connection with the hotel and gaming business at such hotel).

          “Incentive Units” means the units of Membership Interests designated as “Incentive Units” and having the rights and preferences established by the Board of Managers pursuant to Section 3.11.
          “Incentive Unit Distribution Threshold” means, as of any specified date, $80,000,000.00 (or such other amount as determined by the Board of Managers), reduced by the cumulative amount of all prior distributions made to any Member pursuant to Section 6.1(a) or Section 6.1(b).
          “Incremental Distribution Threshold” means, as of any date of determination, with respect to each Subsequent Incentive Unit, the amount that each Initial Incentive Unit would receive if, immediately prior to the issuance of such Subsequent Incentive Unit, the Company was liquidated at the fair market value of the assets of the Company, as reasonably determined by the Board of Managers in good faith, and the proceeds distributed pursuant to Section 9.3.
          “Indebtedness” of a Person means, at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (excluding contingent obligations under surety bonds), (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising and paid in the ordinary course of business, (iv) the capitalized amount of all capital leases of such Person, (v) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, bankers acceptance, surety bond or similar instrument, (vi) all equity securities of such Person subject to repurchase or redemption otherwise than at the sole option of such Person, (vii) all obligations secured by a Lien on any asset of such Person, whether or not such obligation is otherwise an obligation of such Person, (viii) all Hedging Obligations of such Person, and (ix) all Indebtedness of others guaranteed by such Person. Any obligation constituting Indebtedness solely by virtue of the preceding clause (vii) shall be valued at the lower of the Fair Market Value of the corresponding asset and the aggregate unpaid amount of such obligation.
          “Initial Incentive Units” shall mean the Incentive Units first issued under this Agreement.
          “Initial Public Offering” means the first firm commitment underwritten offering of the IPO Corporation conducted pursuant to an effective registration statement under the Securities Act (other than a registration statement on Forms S-4 or S-8 or any similar form).
          “Investment Company Act” means the Investment Company Act of 1940.
          “IRS” means the Internal Revenue Service.
          “Law” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, writ, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a Governmental Authority and shall include, for the avoidance of any doubt, the Act.

          “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement, the Company shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.
          “Major Member” means, as of any time of determination, any Member that holds five percent (5%) or more of the then total outstanding Units (excluding any Incentive Units) held by all Members.
          “Majority-in-Interest of the Members” means, as of any time of determination, Members holding more than fifty percent (50%) of the then total outstanding Units (excluding any Incentive Units) held by all Members.
          “Management Agreement” means that certain Management Agreement, dated as of the date hereof, by and among Aliante Gaming and the Management Company, or any agreement entered into any successor Management Company after the date hereof, pursuant to which the Management Company will provide management services to Aliante Gaming in connection with the operation of the Hotel.
          “Management Company” means Station Casinos, LLC, a Nevada limited liability company, or any successor thereto, in its capacity as the management company for the Hotel pursuant to the Management Agreement.
          “Member” means, collectively, the Persons set forth on Schedule I on the date hereof and shall include any Person who is hereafter admitted as a Member from and after the date hereof pursuant to this Agreement and becomes bound by the terms of this Agreement. The Members shall constitute the “Members” (as such term is defined in the Act) of the Company.
          “Member Nonrecourse Debt Minimum Gain” means “partner nonrecourse debt minimum gain,” as defined in section 1.704-2(i)(2) of the Treasury Regulations, and shall be determined in accordance with section 1.704-2(i)(3) of the Treasury Regulations.
          “Membership Interest” means a Member’s ownership interest in the Company including any and all benefits to which the holder of such Membership Interest may be entitled as provided in this Agreement or under the Act, including such Member’s Economic Interest and to the extent provided in this Agreement, the right to vote on or participate in the management of the Company and its Subsidiaries and the right to receive information concerning the business and affairs, of the Company and its Subsidiaries, together with all obligations of a Member to comply with the terms and provisions of this Agreement.
          “Net Income” and “Net Loss” mean, for any Fiscal Year (or portion thereof), the taxable income or loss of the Company, or particular items thereof, determined in accordance with the accounting method used by the Company for United States federal income tax purposes in accordance with Section 703(a) of the Code with the following adjustments: (a) all items of income, gain, loss, or deduction allocated pursuant to Section 6.4(d)) shall not be taken into account in computing such taxable income or loss; (b) any income of the Company that is exempt from United States federal income taxation and not otherwise taken into account in computing Net Income and Net Loss shall be added to such taxable income or loss; (c) if the Carrying Value of any asset differs from its adjusted tax basis for United States federal income tax purposes, any gain or loss resulting from a disposition of such asset shall be calculated with reference to such Carrying Value; (d) if the Carrying Value of any asset differs from its adjusted tax basis for United States federal income tax purposes at the beginning of such Fiscal Year (or portion thereof) the amount of depreciation, amortization or cost recovery deductions with respect to such asset shall for purposes of determining Net Income and Net Loss be an amount which bears the same ratio to such beginning Carrying Value as the United States federal income tax depreciation, amortization or other cost recovery deductions bears to such beginning adjusted tax basis (provided, that if the United States federal income tax depreciation, amortization or other cost recovery deduction is zero, the Board of Managers may use any reasonable method for purposes of determining depreciation, amortization or other cost recovery deductions in calculating Net Income and Net Loss); (e) any expenditures of the Company that are described in Section 705(a)(2)(B) of the Code or are treated as described in Section 705(a)(2)(B) of the Code pursuant to Treasury Regulation § 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Net Income and Net Loss shall be treated as deductible items; and (f) if the Carrying Value of any property of the Company is adjusted as provided in the definition of Carrying Value, the amount of such adjustment shall be taken into account, immediately prior to the event giving rise to such adjustment, as gain or loss from the disposition of such property.
          “Non-Principal Member” means, as of any time of determination, any Member that holds less than ten percent (10%) of the then total outstanding Units (excluding any Incentive Units) held by all Members, and it is understood and agreed that Members who cease to be Principal Members shall thereafter be Non-Principal Members.
          “NYSE” means the New York Stock Exchange.
          “Percentage Interest” means, with respect to any Member (or group of Members) as of any date, the fraction (expressed as a percentage), the numerator of which is the number of Units held by such Member on such date and the denominator of which is the sum of the aggregate number of Units owned by all Members (or the relevant Members if the calculation is made with respect to a specified group of Members) on such date, excluding, for the purpose of calculating any Percentage Interest pursuant to Section 3.8 or Section 6.1(a), any Incentive Units. The Percentage Interests of the Members are set forth on Schedule I.
          “Permitted Transferee” means, (i) with respect to any Member who is an individual, a member of such Member’s immediate family, which shall include and be limited to such Member’s spouse, children or grandchildren, or a trust, corporation, partnership or limited liability company all of the beneficial interests of which shall be held by such Member or one or more members of such Member’s immediate family, and shall include such Member’s heirs, successors, administrators and executors; or (ii) with respect to any Member that is an entity, any Affiliate of such Member.

          “Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, enterprise or other entity of any kind.
          “Prime Rate” means the prime rate (the base rate on corporate loans at large U.S. money center commercial banks) as published in the Money Rates section of the Wall Street Journal or other equivalent publication if the Wall Street Journal no longer publishes such information; provided, that if more one such prime rate is published on any given day, the lowest of such published rates shall be the Prime Rate for purposes of this Agreement.
          “Principal Member” means, as of any time of determination, any Member that holds ten percent (10%) or more of the then total outstanding Units (excluding any Incentive Units) held by all Members.
          “Profits Interest” means an interest in the future profits of the Company satisfying the requirements for a partnership profits interest transferred in connection with the performance of services, as set forth in IRS Revenue Procedures 93-27 and 2001-43, unless superseded by any current or future IRS guidance or other authority, including but not limited to, IRS Notice 2005-43, in which case, as set forth in Proposed Treasury Regulations Section 1.83-3(l), Notice 2005-43 and any similar or related authority.
          “Public Offering” means the sale of equity securities of the IPO Corporation to the public pursuant to an effective registration statement (other than Form S-4 or Form S-8 or any similar or successor form) filed under the Securities Act or any comparable law or regulatory scheme of any foreign jurisdiction.
          “Qualified IPO” means an Initial Public Offering (i) for which cash proceeds to be received by the IPO Corporation and the Shareholders in such offering ((or series of related offerings) without deducting underwriter discounts, expenses and commissions) are at least $50,000,000 and (ii) where the implied valuation of the Company and its Subsidiaries (on a consolidated basis) in such offering (or series of related offerings) is at least two (2) times the valuation of the Company and its Subsidiaries (on a consolidated basis) immediately following the consummation of the Restructuring.
          “Registration Rights Addendum Agreement” means an Addendum Agreement in the form set forth in Exhibit A to the Registration Rights Agreement.
          “Representatives” means with respect to any Member, (i) such Member’s officers, directors, managers, shareholders, partners, members, equity holders, parents, agents, employees, representatives (including attorneys, accountants, consultants, bankers and financial advisors of such Member or its Affiliates) and Affiliates (including any Managers designated by such Member) and (ii) with respect to each Member that is a limited partnership or limited liability company, such Member’s former partners or members who retained an economic interest in such Member, and current or prospective partners, limited partners, members, general partners or management companies (or any employee, attorney, accountant, consultant, banker or financial advisor or representative of any of the foregoing Persons described in this clause (ii)).

          “Securities Act” means the Securities Act of 1933 and the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder.
          “Subsequent Incentive Unit” means each Incentive Unit which is issued subsequent to the Initial Incentive Units.
          “Subsidiary” means (i) any corporation or other entity a majority of the capital stock of which having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is at the time owned, directly or indirectly, with power to vote, by the Company or any direct or indirect Subsidiary; or (ii) a partnership in which the Company or any direct or indirect Subsidiary is a general partner.
          “Tax Distribution Date” means January 10, April 10, June 10 and September 10 of each fiscal year.
          “Treasury Regulations” means the proposed, temporary and final regulations promulgated under the Code by the U.S. Department of Treasury.
          “Units” means the units of Membership Interests designated as “Units” and having the rights and preferences established by the Board of Managers pursuant to Section 3.1.
          “Unrecovered Capital” means, with respect to any Member, the total Capital Contributions made by such Member, reduced by the total amount distributed to such Member pursuant to Section 6.1(a) and Section 6.1(b).
          Section 1.2 Other Definitions. The following capitalized terms are defined in the following Sections of this Agreement:

Term	Section
Acquired Units	Recitals
Agreement	Preamble
Aliante Gaming	Recitals
Asset Manager Engagement Letter	Section 4.12(f)
Board of Managers	Section 5.1
Capital Account	Section 3.6(a)
Certificate of Formation	Recitals
Company	Preamble
Covered Investor	Section 4.5(a)
Covered Person	Section 10.1
Dissolution Event	Section 9.1
Distribution	Section 6.1
Excess Tax Distribution	Section 6.2(a)
Gaming Event	Section 11.19(a)(ii)
Initial Manager	Recitals
Initial Member	Recitals
IPO Corporation	Section 7.9(b)

Term	Section
IPO Restructuring	Section 7.9(b)
Liabilities	Section 10.1
Liquidator	Section 9.3
Manager	Section 5.2(a)
North LV HoldCo	Recitals
Notice Period	Section 7.2
Offered Units	Section 7.2
Original Agreement	Recitals
Owner License	Section 8.10
Owner Persons	Section 8.10
Parties	Preamble
Party	Preamble
Permitted Transfer	Section 7.1(a)(ii)
Plan	Recitals
Preemptive Percentage	Section 3.8(b)
Promissory Note	Section 11.19(a)(iv)
Registered Agent	Section 2.4
Registration Rights Agreement	Recitals
Restructuring	Recitals
Subscription Period	Section 3.8(a)
Tax Distribution	Section 6.2(a)
Tax Liability Amount	Section 6.2(a)
Tax Matters Member	Section 8.7(b)
Transfer	Section 7.1(a)(i)
Transfer Notice	Section 7.2
Transferring Member	Section 7.2
Unsuitable Member	Section 11.19(a)(ii)
Withholding Advances	Section 6.3(b)
          Section 1.3 Interpretation. For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) words using the singular or plural number shall also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders; (b) references herein to “Articles,” “Sections,” “subsections” and other subdivisions, and to Exhibits, Annexes and other attachments, without reference to a document are to the specified Articles, Sections, subsections and other subdivisions of, and Exhibits, Annexes and other attachments to, this Agreement; (c) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule shall also apply to other subdivisions within a Section or subsection; (d) the words “herein,” “hereof,” “hereunder,” “hereby” and other words of similar import refer to this Agreement as a whole and not to any particular provision; (e) the words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation”; (f) any reference to the Code, the Treasury Regulations, the Act or other statutes or laws will include all amendments, modifications or replacements of the specified sections and provisions concerned; (g) “or” is not exclusive; (h) any statute or laws defined or referred to herein shall include any rules, regulations or forms promulgated thereunder from time to time and as from time to time amended, amended and restated, modified or supplemented, including by succession of comparable successor rules, regulations or forms; and (i) the number of Units owned or held by a Member and its Affiliates receiving Units in a Permitted Transfer shall be aggregated solely for the purpose of determining whether such Member satisfies any ownership threshold (whether expressed as a number, percentage, fraction or otherwise) set forth in this Agreement.
ARTICLE II
ORGANIZATIONAL MATTERS
          Section 2.1 Formation.
               (a) The Company was formed pursuant to the Act by the filing of the Certificate of Formation with the Secretary of State of the State of Delaware on May 11, 2011. The Members hereby agree that the Company shall be governed by, and the rights, duties and liabilities of the Members shall be as provided in, the Act and this Agreement. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.
               (b) Takuyo Furukawa, as an “authorized person” within the meaning of the Act, has executed, delivered and filed the Certificate of Formation with the Secretary of State of the State of Delaware. Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, his powers as an authorized person ceased and any officer of the Company is hereby authorized, as an “authorized person” within the meaning of the Act, at any time that the requisite Managers (as defined below), and if required pursuant to this Agreement, Members, have approved an amendment to the Certificate of Formation in accordance with Section 11.13(a), to promptly execute, deliver and file such amendment in accordance with the Act.
               (c) The Members hereby ratify and approve the Initial Manager’s, Initial Member’s and North LV HoldCo’s execution of consents, agreements, documents and instruments, as applicable, on the Company’s behalf (including the authorization of the issuance of limited liability company interests of the Company) and the filing of forms and documents with governmental authorities and agencies, including the U.S. Securities and Exchange Commission, prior to the date hereof. The Initial Manager shall cease to hold the office of initial manager and all of the attendant powers thereto following the selection of the Company’s Board of Managers, the initial composition of which is set forth in Section 5.2(a), on the date hereof.
          Section 2.2 Name. The name of the Company is currently ALST Casino Holdco, LLC. The business of the Company may be conducted under that name or, upon compliance with applicable Law, any other name that the Board of Managers deems appropriate or advisable.
          Section 2.3 Term. The Company shall continue in existence perpetually, unless sooner dissolved as provided by this Agreement or required by the Act.

          Section 2.4 Registered Agent and Registered Office. The registered agent for service of process on the Company shall be Corporation Service Company, or any successor registered agent appointed by the Board of Managers in accordance with the Act (the “Registered Agent”) and the Registered Agent shall maintain the registered office of the Company as required by the Act. The address of the Company’s initial registered office shall be 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, State of Delaware 19808 or such other place within the State of Delaware as may be determined by the Board of Managers.
          Section 2.5 Place of Business. The principal place of business of the Company will be located at, and the Company’s business will be conducted from, such place or places within or outside the State of Delaware as the Board of Managers may from time to time designate.
          Section 2.6 Purpose and Business of the Company. Subject to the limitations on the activities of the Company otherwise specified in this Agreement, the purpose and business of the Company shall be the conduct of any business, purpose or activity that may be conducted by a limited liability company organized pursuant to the Act. In connection therewith, the Company shall have authority to engage in any lawful business, purpose or activity permitted by the Act, and it shall possess and may exercise all of the powers and privileges granted by the Act or which may be exercised by any limited liability company organized pursuant to the Act, together with any powers incidental thereto, so far as such powers or privileges are necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Company.
          Section 2.7 Foreign Qualification. Prior to the Company’s conducting business in any jurisdiction other than Delaware, the Board of Managers shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Board of Managers, with all requirements necessary to qualify the Company as a foreign entity in that jurisdiction if such qualification is required. At the request of the Board of Managers, each Member shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, and terminate the Company as a foreign entity in all such jurisdictions in which the Company may conduct business; provided, that no Member shall be required to file any general consent to service of process or to qualify as a foreign corporation, limited liability company, partnership or other entity in any jurisdiction in which it is not already so qualified.
          Section 2.8 Title to Assets. Title to Company assets shall be in the name of the Company. The Members shall not have any interest in any specific assets of the Company. The interest of the Members in the Company is personal property.
          Section 2.9 Value Determinations. With respect to any matters provided hereunder as to which a Member’s rights are determined based upon the value of its Units or otherwise, the Board of Managers shall, in good faith, make such determinations of value with respect thereto as if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their fair market value, all Company liabilities were satisfied and the net assets of the

Company were distributed in accordance with Section 9.3, and may cause the Company to engage from time to time an internationally recognized financial advisory or valuation firm to advise with respect to such determinations of fair market value with respect thereto. The Company shall pay all expenses incurred in connection with such valuations.
ARTICLE III
UNITS; CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS AND
PREEMPTIVE RIGHTS
          Section 3.1 Units. Subject to Section 3.8 and the last paragraph of Section 4.12, the Company is authorized to issue Membership Interests designated as “Units,” which shall constitute limited liability company interests under the Act at such prices per Unit as may be determined by the Board of Managers and in exchange for contributions of cash or property, the provision of services or such other consideration, as may be determined by the Board of Managers. The number of Units issued to Members shall be listed in Schedule I, which may be amended from time to time as required to reflect issuances of Units to new Members, changes in the number of Units held by Members and to reflect the addition or cessation or withdrawal of Members. The number of Units held by each Member shall not be affected by (a) any issuance by the Company of Units to other Members or (b) any change in the Capital Account of such Member (other than such changes to reflect additional Capital Contributions from such Member in exchange for new Units). Holders of Units shall (i) share in each item of Company income, gain, loss, deduction and credit as provided in this Agreement, (ii) be entitled to all distributions made pursuant to this Agreement, and (iii) be entitled to such other voting and participation rights as are set forth in this Agreement and provided under the Act.
          Section 3.2 Additional Classes. Subject to Section 3.8 and the last paragraph of Section 4.12, in addition to the Units, the Company may issue additional classes of securities or other interests in the Company as the Board of Managers shall determine in good faith with such designations, preferences, rights, powers and duties, as shall be fixed by the Board of Managers and which may include (but shall not be limited to), additional classes of Units or Membership Interests reflecting additional Capital Contributions, to which the assets and liabilities and income and expenditure attributable or allocated to such class shall be applied or charged.
          Section 3.3 Certificates. In the sole discretion of the Board of Managers, the issued and outstanding Units may be represented by certificates. In addition to any other legend which the Company may deem advisable under the Securities Act, certain state securities Laws and Gaming Laws and subject to this Section 3.3, all certificates representing issued and outstanding Units shall be endorsed as follows:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OTHER TERMS AND CONDITIONS SET FORTH IN THE AMENDED AND RESTATED OPERATING AGREEMENT, BY AND

AMONG ALST CASINO HOLDCO, LLC (THE “COMPANY”) AND ITS MEMBERS, AS AMENDED FROM TIME TO TIME. A COPY OF THE ABOVE REFERENCED AGREEMENT IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY. THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION, AND MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE OF FOREIGN SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS (AND, IN SUCH CASE, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE BOARD OF MANAGERS OF THE COMPANY SHALL HAVE BEEN DELIVERED TO THE COMPANY TO THE EFFECT THAT SUCH OFFER OR SALE IS NOT REQUIRED TO BE REGISTERED UNDER THE SECURITIES ACT OR ANY OTHER APPLICABLE FEDERAL, FOREIGN, STATE, PROVINCIAL, SECURITIES OR OTHER SIMILAR LAWS).
THE OFFERING, SALE, ASSIGNMENT, TRANSFER, PLEDGE OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE SHALL BE INEFFECTIVE UNLESS APPROVED IN ADVANCE BY THE NEVADA GAMING COMMISSION. IF AT ANY TIME THE NEVADA GAMING COMMISSION FINDS THAT AN OWNER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS UNSUITABLE TO CONTINUE TO HAVE AN INVOLVEMENT IN GAMING IN NEVADA, SUCH OWNER MUST DISPOSE OF THE SECURITIES AS PROVIDED BY THE LAWS OF THE STATE OF NEVADA AND THE REGULATIONS OF THE NEVADA GAMING COMMISSION THEREUNDER. SUCH LAWS AND REGULATIONS RESTRICT THE RIGHT UNDER CERTAIN CIRCUMSTANCES TO: (A) PAY OR RECEIVE ANY DIVIDEND OR INTEREST UPON ANY SUCH SECURITIES; (B) EXERCISE, DIRECTLY OR THROUGH ANY TRUSTEE OR NOMINEE, ANY VOTING RIGHT CONFERRED BY SUCH SECURITIES; OR (C) RECEIVE ANY REMUNERATION IN ANY FORM FROM THE CORPORATION FOR SERVICES RENDERED OR OTHERWISE.”

          Except as otherwise expressly provided in this Agreement, all certificates or other instruments representing Units hereafter issued to or acquired by any of the Members or their successors, assigns or transferees shall bear the legends set forth above (unless the Company’s counsel advises that such legends are not required), and the Units represented by such certificates or instruments shall be subject to the applicable provisions of this Agreement. Whenever the restrictions imposed by this Agreement shall terminate as to any particular Units (including pursuant to Article IX), the holder thereof shall be entitled to receive from the Company, without expense, upon delivery to the Company of the existing certificate representing such Units, a new certificate not bearing the respective legends otherwise required pursuant to this Section 3.3. At any time when any particular Units are permitted to be Transferred without restriction pursuant to Rule 144(d) promulgated under the Securities Act and/or without restriction pursuant to applicable Gaming Laws, the holder thereof shall be entitled to receive from the Company, without expense, upon delivery to the Company of the existing certificate representing such Units, a new certificate not bearing the corresponding legend(s) otherwise required pursuant to this Section 3.3.
          Section 3.4 Issuance of Units. The Company is hereby authorized to issue an unlimited number of Units. On the date hereof, the Company shall issue to each Member, the number of Units and the Percentage Interest in the Company as set forth opposite its name on Schedule I.
          Section 3.5 Capital Contributions. Each Member as of the date hereof shall be deemed to have made a Capital Contribution to the Company in the amount designated as such Member’s “Capital Contribution” opposite such Member’s name on Schedule I. Any Member admitted to the Company after the date hereof will be assigned such Percentage Interest (and the Percentage Interests of each other Member shall be reduced by the Percentage Interest of such newly admitted Member in proportion to their respective Percentage Interests) and will make such Capital Contributions, if any, as the Board of Managers deems appropriate.
          Section 3.6 Capital Accounts.
               (a) The Company shall establish a separate capital account (a “Capital Account”) for each Member on the books of the Company in accordance with the following provisions:
                    (i) Each Member’s Capital Account shall be increased by the amount of: (A) such Member’s Capital Contributions; (B) any Net Income or other item of income or gain allocated to such Member pursuant to Article VI; and (C) Company liabilities, if any, assumed by such Member or secured, in whole or in part, by any Company assets that are distributed to such Member.
                    (ii) Each Member’s Capital Account shall be decreased by the amount of: (A) cash and the Fair Market Value on the date of distribution of any other Company property distributed to such Member pursuant to Article VI and Article IX; (B) any Net Loss or other item of loss or deduction allocated to such Member pursuant to Article VI; and (C) liabilities, if any, of such Member assumed by the Company.
                    (iii) The Company shall revalue the Capital Accounts of the Members in accordance with Treasury Regulation § 1.704-1(b)(2)(iv)(f) at the times specified in the definition of “Carrying Value.”
               (b) No Member shall be entitled to interest on any portion of such Member’s Capital Account. No Member shall be required to restore by way of contribution any deficit in such Member’s Capital Account. Except as set forth herein, no Member, regardless of the nature of such Member’s Capital Contribution, shall have any right to demand to withdraw capital, demand or receive distributions or other returns of any portion of such Member’s Capital Account, except as expressly provided in this Agreement. No Member shall have the right to receive property other than cash except as may be specifically provided herein.
               (c) If any Person becomes a substituted Member in accordance with the provisions of Article VII, such substituted Member shall succeed to the Capital Account of the transferor Member to the extent such Capital Account relates to the transferred Units (or portion thereof).
               (d) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation § 1.704-1(b)(2)(iv), and shall be interpreted and applied in a manner consistent with such intent.
          Section 3.7 No Obligation for Additional Capital Contributions. No Member or Affiliate of a Member will be required to make a Capital Contribution, loan or advance to the Company or guaranty or make any other financial commitment with respect to any debt or other obligation of the Company, including to fund operations of the Company or meet any tax liabilities of the Members (including tax liabilities arising from phantom income). No Member or Affiliate of a Member shall make any additional Capital Contribution without the prior written approval of the Board of Managers.
          Section 3.8 Preemptive Rights.
               (a) Prior to the earlier of a Qualified IPO and a Change of Control Transaction, if the Company proposes to issue additional equity securities of the Company (including securities exercisable for or convertible into equity securities), the Company shall deliver to each Major Member a written notice of such proposed issuance at least thirty (30) days prior to the date of the proposed issuance (the period from the effectiveness pursuant to Section 11.12 of such notice until the expiration of such thirty (30) day period, the “Subscription Period”). Such notice shall include, to the extent applicable, (i) the amount, kind and terms of the equity securities to be included in the issuance, (ii) the price of the equity securities to be included in the issuance, and (iii) the proposed issuance date, if known.

               (b) Each Major Member shall have the option, exercisable at any time during the first twenty (20) days of the Subscription Period by delivering an irrevocable written notice to the Company (except as otherwise provided in this Section 3.8) and on the same terms as those of the proposed issuance of such additional equity securities (including the number or amount, as applicable, of equity securities issuable upon exercise or conversion of any security), to irrevocably subscribe for such number or amount, as applicable, of equity securities as is equal to the product of (A) the number or amount of any such additional equity securities (including securities exercisable for or convertible into equity securities) to be offered and (B) a fraction the numerator of which is the number of Units (excluding Incentive Units) owned by such Major Member and its Affiliates and the denominator of which is the total number of Units (excluding Incentive Units) owned by all Major Members and their Affiliates (the “Preemptive Percentage”), in each case, on the same terms and conditions as are to be provided to the proposed purchaser in the issuance in question. Each Major Member who does not exercise such option in accordance with the above requirements shall be deemed to have waived all of such Major Member’s rights with respect to such issuance. In the event that any Major Member does not elect to purchase its aggregate Preemptive Percentage of the additional equity securities (including securities exercisable for or convertible into equity securities), the Company shall deliver to each Major Member (other than declining Major Members or Major Members who elect to purchase less than the amount offered to it) a written notice thereof no later than the 25th day of the Subscription Period, including the number or amount, as applicable, of equity securities which were subject to the purchase right of such declining Major Member(s), and each other Major Member may subscribe for not more than its Preemptive Percentage (calculated using the Percentage Interest of such Major Member relative to all non-declining Major Members) of such declined equity securities before the expiration of the Subscription Period.
               (c) If at the end of the 90th day after the date of the effectiveness of the notice contemplated by clause (a) above, as such period may be extended to obtain any required regulatory approvals, the Company has not completed the issuance, each Major Member shall be released from such Major Member’s obligations under the written commitment, the notice shall be null and void, and it shall be necessary for a separate notice to be furnished, and the terms and provisions of this Section 3.8 separately complied with, in order to consummate such issuance.
               (d) In the event that the participation in the issuance by a Major Member as a purchaser would require under applicable Law (i) the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such securities where such registration or qualification is not otherwise required for the issuance, or (ii) the provision to any Major Member of any specified information regarding the Company or the securities to be issued that is not otherwise required to be provided for the issuance, such Major Member shall not have the right to participate in the issuance.
               (e) Each Major Member shall take or cause to be taken all such reasonable actions as may be necessary or reasonably desirable in order expeditiously to consummate each issuance pursuant to this Section 3.8; provided, however, that, in no event shall any Major Member be required to provided non-public financial or other information regarding such Major Member or any of its Affiliates, other than information solely with respect to the Major Member’s status as a Member and an accredited investor.

               (f) Notwithstanding the requirements of this Section 3.8, the Company may proceed with any issuance that would otherwise be subject to this Section 3.8 prior to having complied with the provisions of this Section 3.8; provided, that the Company shall:
     (i) provide to each Major Member in connection with such issuance (A) prompt notice of such issuance and (B) the notice described in clause (a) above in which the actual price of the equity securities shall be set forth;
     (ii) within a reasonable period of time following the issuance, offer to issue (or have Transferred) to each Major Member such number or amount of equity securities of the type issued in the issuance as may be requested by such Major Member (not to exceed the number or amount of such securities which is sufficient to give such Major Member the same fractional interest in the Company, giving effect to such issuance and any further issuances pursuant to this clause (f), as it would have had if the Company had served a notice pursuant to, and such Major Member had exercised its rights in full under, Section 3.8(a) and 3.8(b) prior to the issuance) on the same terms and conditions with respect to such securities as the subscribers in the issuance received; and
     (iii) keep such offer open for a period of thirty (30) Business Days, during which period, each such Major Member may accept such offer by sending an irrevocable written acceptance to the Company committing to purchase in accordance with the procedures set forth in Section 3.8(b), an amount of such securities (not to exceed the amount specified in the offer made pursuant to Section 3.8(f)(ii)).
               (g) The provisions of this Section 3.8 shall not apply to issuances by the Company as follows:
     (i) any issuance of securities upon the exercise or conversion of any stock, options, warrants or convertible securities outstanding on the date hereof or issued after the date hereof in a transaction that complied with the provisions of this Section 3.8;
     (ii) any issuance of equity securities, options, warrants or convertible securities to officers, employees, directors or consultants (other than a Member or an Affiliate thereof) of the Company or its Subsidiaries in connection with such Person’s employment or consulting arrangements with the Company or its Subsidiaries, in each case to the extent approved by the Board of Managers or pursuant to an employment benefit plan, incentive award program or other compensation arrangement;
     (iii) any issuance of equity securities, options, warrants or convertible securities, in each case to the extent approved by the Board of Managers, (A) in any direct or indirect business combination or acquisition transaction involving the Company or any of its Subsidiaries, including with respect to a Change of Control Transaction, (B) in connection with any joint venture or strategic partnership entered into primarily for purposes other than raising capital (as determined by the Board of Managers (or such other governing body of any Subsidiary of the Company) in its sole discretion) or (C) to financial institutions, commercial lenders, broker/finders or any similar party, or their respective designees, as an “equity kicker” in connection with a transaction that is primarily the incurrence or guarantee of Indebtedness by the Company or any of its Subsidiaries;
     (iv) any issuance of securities in connection with any stock split, stock dividend paid on a proportionate basis to all holders of the affected class of equity interest or recapitalization approved by the Board of Managers; or
     (v) any issuance of equity securities, options, warrants or convertible securities pursuant to a Public Offering or in connection with an Initial Public Offering.
               (h) If the Company proposes to issue Indebtedness of the Company in a private issuance solely to one or more Major Members, the Company shall deliver to each other Major Member notice of such issuance and an opportunity to participate in such issuance pro rata with the other participating Major Member(s) based on the Percentage Interest of such Major Member relative to all participating Major Members.
               (i) The closing of a purchase of equity securities or Indebtedness of the Company by a Major Member pursuant to this Section 3.8 shall take place at the principal office of the Company on the closing date for the issuance, grant or sale of such equity securities or Indebtedness of the Company (as applicable) as mutually agreed upon by the Company and the Major Members that have elected to purchase such equity securities or Indebtedness of the Company (as applicable). At such closing, such Major Members shall deliver bank checks or wire transfer of immediately available funds to the Company in the amount of the purchase prices applicable to the equity securities or Indebtedness of the Company (as applicable) being purchased by such Major Members. The Company shall amend Schedule I to reflect the additional Capital Contribution by such Major Members in connection with the exercise of their preemptive rights with respect to newly issued equity securities of the Company in accordance with this Section 3.8.
          Section 3.9 Capital Structure Adjustments. No Unit splits, Unit combinations, distributions of Units or other similar events involving any class of equity securities of the Company may be effected unless such splits, combinations, distributions or similar events are effected simultaneously and proportionately with respect to all other classes of equity securities of the Company.
          Section 3.10 Regulatory Approvals. No Units, Membership Interests or other securities of the Company shall be issued and no Units, Membership Interests or other securities of the Company or Capital Account shall be Transferred, adjusted or subject to any other disposition without the receipt of all approvals required under Gaming Laws.
          Section 3.11 Incentive Units.
               (a) The Board of Managers is authorized to issue one or more series of Incentive Units from the authorized Units to Managers, officers, employees, consultants or other service providers of the Company or its Subsidiaries; provided, that forty-three thousand two hundred (43,200) Units are hereby authorized and shall be reserved for issuance as Incentive Units and shall be issued at the discretion of the Board of Managers. The Board of Managers is further authorized to adopt a plan pursuant to which the Incentive Units may be granted, if appropriate and compliant with Rule 701 of the Securities Act or another applicable exemption. The Company and each Person receiving Incentive Units hereby acknowledge and agree that the Board of Managers may designate Incentive Units as Profits Interests and may vary the other rights and preferences thereof; provided, that, notwithstanding anything in this Agreement to the contrary, all Incentive Units shall be non-voting and non-transferable, except that Incentive Units may be transferred in connection with a Capital Transaction entered into by the Company. The Board of Managers shall determine in good faith the Incremental Distribution Threshold for any series of Subsequent Incentive Units.
               (b) The Board of Managers may from time to time establish such vesting criteria for any series of Incentive Units as the Board of Managers in its discretion determines.
               (c) All Members, whether parties hereto as of the date hereof or admitted after the date hereof, consent to the taking of all actions, including amending this Agreement, that are approved by the Board of Managers to the extent necessary or appropriate to cause the Incentive Units to be treated as Profits Interests for all United States federal income tax purposes, to be valued based on liquidation value or similar principles and to permit allocations of income to be made to each Member to be respected even if such interests are subject to risk of forfeiture, including any action required by the Company under Revenue Procedure 2001-43, unless superseded by IRS Notice 2005-43, in which case, such consent shall allow the Company to take any and all actions as may be necessary or desirable pursuant to such notice, final or temporary regulations that may be promulgated to bring into effect the Proposed Treasury Regulations Sections 1.83-3, 1.704-1, 1.706-3, 1.707-1, 1.721-1, 1.761-1 set forth in the notice of proposed rulemaking (REG–105346–03 ), and any similar or related authority.
               (d) Unless otherwise determined by the Board of Managers, it shall be a condition subsequent to any Person’s receipt of any Incentive Unit subject to vesting that such Person make an election under Section 83(b) of the Code within thirty (30) days of the receipt of such Incentive Unit.
               (e) No Incentive Units shall have any preemptive rights pursuant to Section 3.8 and the number of issued and outstanding Incentive Units shall be excluded from the calculation of the total outstanding Units and Percentage Interest provided in Section 3.8.

               (f) The Company shall amend Schedule I upon any issuance or forfeiture of Incentive Units.
ARTICLE IV
MEMBERS
          Section 4.1 Limited Liability. Except as expressly set forth in this Agreement or required by any non-waivable provision of applicable Law, no Member shall be personally liable for any Indebtedness or other obligation or liability of the Company, whether such Indebtedness or other liability or obligation arises in contract, tort, or otherwise.
          Section 4.2 Admission of Additional Members.
               (a) The Board of Managers may, subject to the receipt of all required Gaming Licenses under applicable Gaming Laws, admit one or more additional Members to the Company from time to time in accordance with the following provisions:
                    (i) Except in connection with the admission of any recipient of (x) Units as compensation for his/her service on the Board of Managers or (y) Incentive Units, each such additional Member shall have made a Capital Contribution in such amount and on such terms as the Board of Managers determines to be appropriate based upon the needs of the Company, the net value of the Company’s business, the Company’s financial condition, and other such factors used to determine the then-prevailing private market value of the Company at the date of such admission of such additional Member;
                    (ii) No additional Members shall be admitted if the effect of such admission would be to terminate the Company within the meaning of Section 708(b) of the Code;
                    (iii) Each such additional Member executes an Addendum Agreement and a Registration Rights Addendum Agreement; and
                    (iv) Each such additional Member pays any reasonable expenses as determined by the Board of Managers in connection with his, her or its admission as a new Member.
          Notwithstanding the foregoing, Assignees may only be admitted as substitute Members in accordance with Article VII.
               (b) The Company shall amend Schedule I to reflect the admission of additional Members.
               (c) Notwithstanding the provisions of this Section 4.2, no Person may be admitted as a Member unless it has been found suitable to hold Units of the Company by all applicable Gaming Authorities in circumstances where such approval is required and has obtained all necessary Gaming Licenses.

          Section 4.3 Termination of Membership Interest. Upon any attempted Transfer of all or a portion of a Member’s Units in violation of Article VII, all rights associated with such Member’s Membership Interest, other than such Member’s Economic Interest, held by such Member shall be terminated by the Board of Managers and thereafter such Member shall be deemed an Assignee only. Each Member acknowledges and agrees that such termination of the Membership Interests upon the occurrence of the foregoing events is not unreasonable under the circumstances existing as of the date hereof.
          Section 4.4 Withdrawal or Resignation; Death of a Member.
               (a) Withdrawal or Resignation. A Member shall not cease to be a Member as a result of the Bankruptcy of such Member. So long as a Member continues to hold Units, such Member shall not have the ability to withdraw or resign as a Member prior to the dissolution and winding up of the Company and any such withdrawal or resignation or attempted withdrawal or resignation by a Member prior to the dissolution or winding up of the Company shall be null and void. As soon as any Person who is a Member ceases to hold any Units, such Person shall no longer be a Member.
               (b) Death of a Member. The death of any Member shall not cause the dissolution of the Company. In such event the Company and its business shall be continued by the remaining Member or Members.
          Section 4.5 Fiduciary Duties; Competing Activities.
               (a) Fiduciary Duties. To the fullest extent permitted by Law and notwithstanding any other provision of this Agreement, the Members hereto hereby agree that pursuant to the authority of Sections 18-1101(c)-(e) of the Act, the Members hereby eliminate any and all fiduciary duties of the Members and their respective officers, directors, managers, shareholders, partners, members, equity holders, parents, agents, employees, representatives and Affiliates (including the Managers designated by such Members) (each, a “Covered Investor”), other than those Persons who are employees of the Company or its Subsidiaries, that are owed to the Company, the Company’s Subsidiaries and the other Members and hereby agree that such Persons shall have no fiduciary duty to the Company, the Company’s Subsidiaries or any other Member; provided, however, that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing.
               (b) Competing Activities. In furtherance of the foregoing, the Members hereby agree that each Covered Investor may engage or invest in, independently or with others, any business activity of any type or description, including those that might be in the same business as or similar to the Company’s business and that might be in direct or indirect competition with the Company or its Subsidiaries. Neither the Company, its Subsidiaries nor any other Members shall have any right in or to such other ventures or activities or to the income or proceeds derived therefrom. The pursuit of any such ventures or activities by a Covered Investor, even if competitive with the business of the Company and its Subsidiaries, shall not be deemed wrongful or improper and shall not constitute a conflict of interest or breach of fiduciary or other duty by such Covered Investor with respect to the Company, its Subsidiaries or the other Members. No Covered Investor, who is not an employee of the Company or its Subsidiaries shall be obligated to present any investment opportunity or prospective economic advantage to the Company or its Subsidiaries, even if the opportunity is of the character that, if presented to the Company or its Subsidiaries, could be taken by the Company or its Subsidiaries and such Covered Investor shall have the right to hold such investment opportunity or prospective economic advantage for its own account or to recommend such opportunity to Persons other than the Company, its Subsidiaries and the other Members. In addition, to the maximum extent permitted from time to time under applicable Law, the Company, its Subsidiaries and the other Members renounce any interest or expectancy in being offered an opportunity to participate in, business opportunities that are from time to time presented to any Covered Investor who is not an employee of the Company or its Subsidiaries, and the Company, its Subsidiaries and the Members waive any claim related to the foregoing. Each Member acknowledges that the Covered Investors may own and/or manage other businesses, including businesses that may compete directly or indirectly with the Company or the Company’s Subsidiaries and for such Covered Investors’ time, and each such Member hereby waives any and all rights and claims which it may otherwise have against the Covered Investors as a result of any such activities.
          Section 4.6 Power of Members. The Members shall have the power to exercise any and all rights or powers granted to Members pursuant to the express terms of this Agreement and the Act. Except as otherwise specifically provided by this Agreement or required by the Act, no Member, other than in its capacity as a member of the Board of Managers or as an officer of the Company, shall have the power to act for or on behalf of, or to bind, the Company. Notwithstanding the foregoing sentence, except as otherwise expressly provided herein, all Members shall constitute one class or group of members for purposes of the Act and this Agreement.
          Section 4.7 No Interest in Company Property. No real or personal property of the Company or any of its Subsidiaries shall be deemed to be owned by any Member individually, but shall be owned by, and title shall be vested solely in, the Company.
          Section 4.8 Remuneration of Members. Except as otherwise specifically provided in this Agreement, no Member is entitled to remuneration (including in respect of any management fees) other than, if applicable, customary Manager fees as established by the Board of Managers and reimbursement of costs associated with travel and lodging related to Board of Managers activities or other activities directly related to the business that have been approved in advance by the Board of Managers; provided, that any fees approved and paid in respect of any Member shall be approved and paid in respect of all Members equally and no Member shall be entitled to any remuneration under this Section 4.8 to a greater extent than any other Member.
          Section 4.9 Members Are Not Agents. Pursuant to Section 5.1, the management of the Company is vested in the Board of Managers. The Members shall have no power to participate in the management of the Company except as expressly authorized by this Agreement and except as expressly required by the Act. No Member, acting solely in the capacity of a Member, is an agent of the Company nor does any Member, unless expressly and duly authorized in writing to do so by the Board of Managers, have any power or authority to bind or act on behalf of the Company in any way, to pledge its credit, to execute any instrument on its behalf or to render it liable for any purpose.

          Section 4.10 Voting Rights and Action by Members. Except as expressly provided in this Agreement, for all matters requiring the approval of Members provided in this Agreement or otherwise required by the Act, the Members shall be entitled to cast one (1) vote for each Unit (but not Incentive Unit) held by such Member. Except as otherwise provided herein, all matters in which a vote, approval or consent of the Members is required, a vote, consent or approval of the Members shall require the approval of a Majority-in-Interest of the Members by (A) resolution at a duly convened meeting of the Members or (B) written consent of the Members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote thereto were present and voted. In the case of any such approval, the Company or a Majority-in-Interest of the Members, collectively (directly or by direction to the Secretary of the Company), may call a meeting of the Members at such time and place in New York, New York or by means of telephone or other communications facility that permits all persons participating in such meeting to hear and speak to each other for the purpose of a vote thereon and a Majority-in-Interest of the Members shall constitute a quorum for the purpose of such meeting. Notice of any such meeting shall be required, which notice shall include a brief description of the action or actions to be considered by the Members. Unless waived by any such Member in writing, notice of any such meeting shall be given to each such Member at least five (5) days prior thereto. Attendance or participation of a Member at a meeting shall constitute a waiver of notice of such meeting, except when the Member attends or participates in the meeting for the express purpose of objecting at the beginning thereof to the transaction of any business because the meeting is not properly called or convened.
          Section 4.11 Approval Standard. Except as otherwise specifically provided in this Agreement, all votes, approvals or consents of the Members may be given or withheld, conditioned or delayed as each Member may determine in their sole and absolute discretion.
          Section 4.12 Approval of Specified Events. Notwithstanding anything to the contrary in this Agreement, the following actions by the Company and its Subsidiaries shall require the approval by a vote or the written consent of the Members that hold at least two-thirds (2/3) of the then total outstanding Units (excluding any Incentive Units) held by all Members and none of the Company, the Members, the Board of Managers, any Subsidiary of the Company, the board of directors (or similar governing body) of any such Subsidiary of the Company or any member or stockholder of any such Subsidiary of the Company, shall approve, consent to or ratify any of the following actions (whether directly or indirectly, through a merger, consolidation or otherwise) without such approval:
               (a) any Change of Control Transaction; provided, that, solely for the purpose of this Section 4.12(a), any transaction or series of transactions that would otherwise constitute a Change of Control Transaction but for the acquiring Person or group of Persons in such transaction being a Member or group of Members that are Principal Members as of the date hereof shall be deemed a Change of Control Transaction;
               (b) incurring an aggregate amount of Indebtedness of the Company and its Subsidiaries taken as a whole (including the refinancing of existing Indebtedness of the Company and its Subsidiaries taken as a whole) in excess of Fifty Million Dollars ($50,000,000)

in one transaction or a series of related transactions, other than (i) trade payables arising in the ordinary course of operating the business, and (ii) capital leases contemplated by an Annual Budget approved by the Board of Managers;
               (c) declaring, setting aside, making or paying any dividend or other distribution, payable in cash, securities, property or otherwise, with respect to the Units or other equity securities (other than (i) Tax Distributions to all Members on a pro rata basis based on their respective Percentage Interests, (ii) distributions or dividends made by wholly-owned Subsidiaries of the Company to the Company or other wholly-owned Subsidiaries of the Company, or (iii) distributions or dividends made by Subsidiaries of the Company to all Members on a pro rata basis based on their respective Percentage Interests) or entering into a recapitalization or restructuring transaction the primary purpose of which is to pay a dividend or other distribution;
               (d) establishing, adopting, entering into, amending or terminating any employee equity, profits interest or option plan, program, policy, practice or arrangement with respect to the employees of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any material liability, except, in each case, in connection with (i) the issuance of up to an aggregate amount of forty-three thousand two hundred (43,200) Incentive Units pursuant to Section 3.11 and (ii) the issuance on an annual basis of Units to members of the Board of Managers who are not employees of the Company or any of its Subsidiaries as compensation for their service on the Board of Managers;
               (e) any acquisition of the equity or assets of any Person, or the acquisition by merger, consolidation or other means, of any business, properties, assets or Persons, in any single transaction or series of related transactions or any disposition of the equity or assets of any Person or any business, properties, assets or Persons, in any single transaction or series of related transactions, that in each case, would involve aggregate consideration payable by the Company or its Subsidiaries in excess of Fifty Million Dollars ($50,000,000) in respect of any single transaction or series of related transactions;
               (f) any transaction involving the Company or any Subsidiary of the Company, on the one hand, and any Member or any Affiliate of such Member (including any Manager designated to the Board of Managers by such Member), on the other hand, other than (i) a transaction that is consummated in the ordinary course of business of the Company or such Subsidiary of the Company (as applicable), (ii) a transaction that is de minimis in nature, (iii) the entry by the Company into an engagement letter agreement with the Asset Manager with respect to the provision of asset management services by the Asset Manager to the Company (the “Asset Manager Engagement Letter”), and any amendment, restatement or other modification of the Asset Management Engagement Letter or any successor agreement entered into on arm’s length terms after the date hereof to replace the then-current Asset Manager with a new Asset Manager, (iv) an acquisition by a Member of newly issued equity securities of the Company pursuant to an exercise of preemptive rights pursuant to Section 3.8, or (v) the issuance of Units and/or Incentive Units to members of the Board of Managers who are not employees of the Company or any of its Subsidiaries as compensation for their service on the Board of Managers; and

               (g) making or entering into any agreement, arrangement, commitment or understanding to do or cause to be done any of the foregoing.
Notwithstanding anything to the contrary set forth in this Agreement and in addition to the foregoing clauses (a) through (g) of this Section 4.12, the Company and the Members hereby agree that Section 312.03(c) of the NYSE Listed Company Manual shall be deemed to apply to the Company and the Members and the Company and the Members shall be bound by the provisions thereof as if the Units were shares of common stock of the Company listed on the NYSE; provided, that such provision shall not apply with respect to any issuance of Incentive Units pursuant to Section 3.11. In furtherance of the foregoing sentence, the Company and the Members agree that the shareholder approval required by Section 312.03(c) of the NYSE Listed Company Manual shall be deemed satisfied upon the receipt of the approval by a vote or the written consent of the Members that hold at least fifty percent (50%) of the then total outstanding Units (excluding any Incentive Units) held by all Members.
          Section 4.13 Representations and Warranties of the Members. By the execution and delivery of this Agreement, each Member (severally and not jointly, as to itself) represents and warrants to, and agrees with, the Company and the other Members that the following statements are true and correct as of the date hereof and will be true and correct as of each date on which such Member makes any additional Capital Contributions:
               (a) Such Member’s Units are being acquired for its own account solely for investment and not with a view to resale or distribution thereof other than in compliance with all applicable securities Laws.
               (b) If such Member is an entity, such Member is duly organized and validly existing under the Laws of its jurisdiction of organization.
               (c) Such Member (i) has been found suitable to hold Units of the Company by all applicable Gaming Authorities in circumstances where such approval is required, (ii) has obtained all necessary Gaming Licenses, and (iii) is in compliance with all applicable Gaming Laws.
               (d) The execution, delivery and performance by such Member of this Agreement are within such Member’s corporate or other powers, as applicable, have been duly authorized by all necessary corporate or other action on its behalf (or, if such Member is an individual, are within such Member’s legal right, power and capacity), require no consent, approval, permit, license, order or authorization of, notice to, action by or in respect of, or filing with, any Governmental Authority (except as expressly disclosed in writing to the Board of Managers prior to the date hereof), and do not and will not result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any provision of applicable Law or of any judgment, order, writ, injunction or decree or any agreement or other instrument to which such Member is a party or by which such Member or any of such Member’s properties is bound. This Agreement has been duly executed and delivered by such Member and constitutes a valid and binding agreement of such Member, enforceable against such Member in accordance with its terms.

               (e) Such Member acknowledges that the offering and sale of the Units have not been and will not be registered under the Securities Act, and are being made in reliance upon federal and state exemptions for transactions not involving a public offering. In furtherance thereof, such Member represents and warrants that it is an “accredited investor” (as defined in Regulation D promulgated under the Securities Act) and such Member has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the risks of its investment in the Units. Such Member agrees that it will not take any action that could have an adverse effect on the availability of the exemption from registration provided by Regulation D promulgated under the Securities Act with respect to the offer and sale of the interests in the Company. In connection with the purchase of Units, such Member meets all suitability standards imposed on it by applicable Law.
               (f) Such Member has been given the opportunity to (i) ask questions of, and receive answers from, the Company concerning the terms and conditions of the Units and other matters pertaining to an investment in the Company and (ii) obtain any additional information necessary to evaluate the merits and risks of an investment in the Company that the Company can acquire without unreasonable effort or expense. In considering its investment in the Units, such Member has evaluated for itself the risks and merits of such investment, and is able to bear the economic risk of such investment, including a complete loss of capital, and in addition has not relied upon any representations made by, or other information (whether oral or written) furnished by or on behalf of, the Company or its Subsidiaries or any director, officer, employee, agent or Affiliate of such Persons, other than as set forth in this Agreement. Such Member has carefully considered and has, to the extent it believes necessary, discussed with legal, tax, accounting and financial advisors the suitability of an investment in the Company in light of its particular tax and financial situation, and has determined that the Units are a suitable investment for such Member.
          Section 4.14 No Recourse Agreement. Neither the Company nor any of its Subsidiaries shall enter into any agreement which shall provide for recourse to any Member. No recourse to (a) any assets or properties of any members, partners, shareholders or equity holders of any Member (or any Person that controls such member, partner, shareholder or equity holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), (b) any Affiliate of any Member or (c) any former, current or future officer, director, agent, general or limited partner, member, manager, shareholder, equity holder, employee or Affiliate of any Member or any former, current or future officer, director, agent, general or limited partner, member, manager, shareholder, equity holder, employee or Affiliate of the foregoing shall be had and no judgment relating to the obligations of any Member under this Agreement (except to the extent any such Person expressly is individually liable thereunder) or for any payment obligations under this Agreement (except to the extent any such Person expressly is individually liable thereunder), or any part thereof, or for any claim based thereon or otherwise in respect thereof or related thereto, shall be obtainable by the Company or any Member against any direct or indirect member, partner, shareholder, equity holder, incorporator, employee or Affiliate, past, present or future, of any Member.

ARTICLE V
MANAGEMENT AND GOVERNANCE OF THE COMPANY
          Section 5.1 Management of the Company by Board of Managers. The management of the Company is vested in a Board of Managers (the “Board of Managers”), which may delegate its power to the executive officers of the Company, including the power and authority to manage and direct the day-to-day business and affairs of the Company pursuant to Section 5.10(a) and is hereby granted, the full and complete, power, authority and discretion for, on behalf of and in the name of the Company, to take such actions and manage and direct the business and affairs of the Company, as it may in its sole discretion deem necessary or advisable to carry out any and all of the objectives and purposes of the Company, subject only to the terms of this Agreement (including the Member approval rights set forth in Section 4.12 and Section 11.13(a)). Except as otherwise expressly provided in this Agreement (including the Member approval rights set forth in Section 4.12 and Section 11.13(a)), the Members (in their capacity as Members) will not participate in the control of the Company and will have no right, power or authority to act for or on behalf of or otherwise bind, the Company and will have no right to vote on or consent to any other matter, act, decision or document involving the Company or its business. Without limiting the generality of the foregoing, the Board of Managers shall, and subject to Section 3.8 and Section 4.12 (to the extent applicable), have the power and authority to issue and sell, at any time, any Units or equity securities of the Company with whatever rights, powers, preferences and privileges as the Board of Managers may determine in its sole and absolute discretion, whether such Units or equity securities of the Company have rights, powers, preferences and privileges, junior to, senior to, or pari passu with any existing Units or equity securities of the Company.
          Section 5.2 Board of Managers Composition.
               (a) The Board of Managers shall initially be comprised of four (4) members (each, a “Manager”) and the initial Managers as of the date hereof shall be Soohyung Kim, James Coulter, Ellis Landau and Eugene Davis. Each Principal Member shall be entitled to designate one (1) Manager; provided, however, that in the event that such Principal Member ceases to hold at least ten percent (10%) of the then total outstanding Units (excluding any Incentive Units) held by all Members, such Member shall no longer have the right to designate any Manager or be represented on any committee of the Board. The Non-Principal Members that hold fifty percent (50%) or more of the then total outstanding Units (excluding any Incentive Units) held by all Non-Principal Members shall have the right to elect (i) one (1) Manager, and (ii) such additional number of Managers that are no longer eligible to be designated by the Principal Members, such that the Board shall comprise of at least four (4) Managers. In the event that any Person becomes a Principal Member from and after the date hereof (other than in connection with a Transfer of Units from a Principal Member to such Person pursuant to which such Principal Member ceases to hold at least ten percent (10%) of the then total outstanding Units (excluding any Incentive Units) held by all Members), the size of the Board of Managers shall be increased by one (1) Manager.
               (b) The Company shall not decrease the size of the Board of Managers to less than the aggregate number of Managers that the Members have the right to appoint pursuant to this Section 5.2(a). The size of the Board of Managers may be increased or decreased by amending this Agreement pursuant to Section 11.13.
          Section 5.3 Manager Term and Replacement. Each Manager will serve on the Board of Managers until the earlier of such Manager’s resignation, retirement, death, disability or removal in accordance with the terms of this Agreement. A Manager that is appointed by a Principal Member may be removed and replaced at any time and for any reason (or no reason) only at the direction and upon the approval of the Principal Member that designated such Manager to the Board of Managers and upon the resignation, retirement, death, disability or removal of such Manager, the Principal Member who appointed such Manager may designate a replacement Manager. A Manager that is elected by the Non-Principal Members may be removed and replaced at any time and for any reason (or no reason) only at the direction and upon the approval of the Non-Principal Members that hold fifty percent (50%) or more of the then total outstanding Units (excluding any Incentive Units) held by all Non-Principal Members and upon the resignation, retirement, death, disability or removal of such Manager, such Non-Principal Members may elect a replacement Manager. In the event that any Principal Member loses its right to appoint a Manager pursuant to Section 5.2(a) as a result of such Principal Member ceasing to satisfy the required ownership threshold set forth in Section 5.2(a) and thereby becoming a Non-Principal Member, such Manager shall be immediately removed and the resulting vacancy filled by the affirmative vote or consent of the Non-Principal Members that hold fifty percent (50%) or more of the then total outstanding Units (excluding any Incentive Units) held by all Non-Principal Members; provided, that if the right to appoint such Manager is lost as a result of a Transfer of Units by such Principal Member pursuant to this Agreement, where the transferee would be entitled to designate a Manager pursuant to Section 5.2(a) following the completion of such Transfer, then such Manager shall be immediately removed and the transferee shall be entitled to designate a replacement Manager pursuant to Section 5.2(a). Any Manager may resign at any time by giving written notice to the Board of Managers. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which such Manager is a party. Notwithstanding anything to the contrary set forth herein, all appointments of Managers to serve on the Board of Managers shall be subject to applicable Gaming Laws and Section 11.19(b). If any such Person is found to be unsuitable by a Gaming Authority, he or she shall be automatically be removed from such position as a Manager.
          Section 5.4 Meetings of the Board of Managers; Action by Written Consent.
               (a) The Board of Managers will meet at least quarterly (unless otherwise agreed to by all Managers) at such time and place as determined by the Board of Managers (or by telephone or other communications facility that permits all persons participating to hear and speak to each other), including to discuss strategic and operational trends and issues relating to the Company and its Subsidiaries, their business and industry, and may be called to a special meeting by any Chairperson of the Board or by the Secretary of the Company upon the request of any two (2) Managers. Notice shall be required for any meeting of the Board of Managers, which notice shall include a brief description of the action or actions to be considered by the Board of Managers. Unless waived by all Managers in writing (before or after a meeting), prior notice shall be given to each Manager (i) thirty (30) days before the date of any regularly scheduled meeting of the Board of Managers and (ii) one (1) Business Day prior notice to all Managers before the date of any special meeting; provided that the thirty (30) day prior notice requirement shall not apply to the first regularly scheduled meeting of the Board of Managers.
               (b) Each Manager shall be entitled to cast one (1) vote on any matter which Managers are entitled to vote thereon and the affirmative vote of a majority of the Managers present at a meeting at which a quorum is present will be the act of the Board of Managers, except as otherwise expressly provided in this Agreement (including the Member approval rights set forth in Section 4.12 and Section 11.13(a)). Any Manager may be represented at a meeting of the Board of Managers by another Manager or, in the case of a Manager designated by a Principal Member, another employee of such Principal Member or any Affiliate of such Principal Member, in each case designated by proxy, which proxy must be notified to the Board of Managers by letter or facsimile, signed by the Manager giving the proxy, addressed to the Secretary of the Company and delivered prior to the commencement of the meeting. A quorum will consist of a majority of the Managers then in office. The Board of Managers shall cause to be kept a book of minutes of all its actions by written consent and its meetings in which there shall be recorded the time and place of such meetings, whether it is a regular meeting or a special meeting, the notice thereof given, the names of those present and the proceedings thereof.
               (c) Any action required or permitted to be taken at any meeting of the Board of Managers may be taken without a meeting, if a consent in writing, setting forth the actions so taken, shall be signed by Managers having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Managers entitled to vote thereon were present and voted, except as otherwise expressly provided in this Agreement (including the Member approval rights set forth in Section 4.12 and Section 11.13(a)).
          Section 5.5 Committees; Subsidiaries. The Board of Managers may establish committees as it sees fit and delegate to such committees or to any officers such power, authority and responsibility as the Board of Managers determines is appropriate, subject to the limitations below and on the Board of Managers generally and neither the Board nor any Manager shall have the power or authority to form a committee without the consent of each of the Managers designated by the Principal Members. Each committee will contain combinations of Managers as determined by the Board of Managers; provided, that each committee other than the Gaming Compliance Committee (which, notwithstanding anything to the contrary set forth herein, will be composed as required by the Compliance Plan and may include members that are not Managers), shall consist of at least two (2) Managers designated by the Principal Members and one (1) Manager elected by the Non-Principal Members. In addition, the Members shall have the representation and rights on the boards (and committees thereof) of each Subsidiary of the Company in the same manner and in the same proportions as they have in respect of the Board of Managers as provided for herein.
          Section 5.6 Agency Authority of Managers or Officers. The Board of Managers may authorize any Manager or officer to endorse checks, drafts, and other evidences of Indebtedness made payable to the order of the Company (but only for the purpose of deposit into the Company’s accounts) or to sign contracts and obligations on behalf of the Company, in each case, to the same extent the Board of Managers could do the same under this Agreement.
          Section 5.7 Performance of Duties; Liability of Managers.
               (a) The Managers shall perform their duties in good faith, in a manner they reasonably believe to be in the best interest of the Company and its Members, and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances. No Manager shall be personally liable to the Company or to any Member for any loss or damage sustained by the Company or any Member to the extent provided in Article X. No Manager shall be liable, responsible, or accountable, in damages or otherwise, to any Member or to the Company, and the Company shall indemnify each Manager, in each case, to the extent provided in Article X.
               (b) In performing his or her duties, each Manager shall be entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, of the following persons or groups unless they have knowledge concerning the matter in question that would cause such reliance to be unwarranted and provided that such Manager acts in good faith and after reasonable inquiry when the need therefor is indicated by the circumstances:
                    (i) One or more officers, employees, representatives or other agents of the Company or its Subsidiaries whom such Manager reasonably believes to be reliable and competent in the matters presented;
                    (ii) Any attorney, independent accountant, or other Person as to matters which such Manager reasonably believes to be within such person’s professional or expert competence; or
                    (iii) A committee of the Board of Managers upon which such Manager does not serve, duly designated in accordance with a provision of this Agreement, as to matters within its designated authority, which committee such Manager reasonably believes to merit competence.
          Section 5.8 Devotion of Time. No Manager (other than a Manager who is also an employee of the Company or any of its Subsidiaries, in which case, such Manager’s employment agreement shall prevail) is obligated to devote all or substantially all of his or her time or business efforts to the affairs of the Company; provided, however, that such Manager shall devote such time and effort as appropriate for the discharge of such Manager’s duties and responsibilities to the Company and the Members pursuant to the terms of this Agreement and as required by the Act.
          Section 5.9 Reimbursement of Expenses to Managers.
               (a) Except with respect to any Manager who is employed by the Company and as otherwise specified in this Agreement, no Manager is entitled to remuneration for services rendered or goods provided to the Company.

               (b) The Company shall reimburse the Managers designated by the Members for all reasonable travel and accommodation expenses incurred in connection with attendance at meetings of the Board of Managers upon presentation of appropriate documentation therefor.
          Section 5.10 Officers.
               (a) Appointment of Officers. The Board of Managers may appoint officers at any time. The officers of the Company may include a Chairperson, a Secretary, or other positions as the Board of Managers deems necessary. The officers shall serve at the pleasure of the Board of Managers, subject to all rights, if any, of an officer under any contract of employment. Any individual may hold any number of offices or titles. The officers shall exercise such powers and perform such duties as specified in this Agreement and as shall be determined from time to time by the Board of Managers. In furtherance of the foregoing, and subject to the direction and control of the Board of Managers described in Section 5.1, the officers of the Company shall have the authority to manage the day-to-day affairs of the Company.
               (b) Removal, Resignation and Filling of Vacancy of Officers. Subject to the rights, if any, of an officer under a contract of employment, any officer may be removed, either with or without cause, by the Board of Managers at any time. Any officer may resign at any time by giving written notice to the Board of Managers. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the officer is a party. A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed in this Agreement for regular appointments to that office. Notwithstanding anything to the contrary set forth herein, all appointments of officers of the Company shall be subject to applicable Gaming Laws and Section 11.19(b). If any such Person is found to be unsuitable by a Gaming Authority, he or she shall be automatically be removed from such position as an officer of the Company.
               (c) Salaries of Officers. Any salary of any officers or agents of the Company shall be fixed by a resolution of the Board of Managers.
               (d) Duties and Powers of the Chairperson. If appointed, the Chairperson’s sole power and duty shall be, if present, to preside at meetings of the Members and the Board of Managers, and exercise and perform such other powers and duties as may be from time to time assigned to him by the Board of Managers. Notwithstanding anything to the contrary contained in this Agreement, the Chairperson shall not be an officer of the Company or have any authority to bind the Company unless the Board of Managers specifically provides that the Chairperson is an officer of the Company, with the power to bind the Company.
               (e) Duties and Powers of Secretary. The Secretary shall attend all meetings of the Board of Managers and all meetings of the Members, and shall record all the proceedings of the meetings in a book to be kept for that purpose, and shall perform like duties for the standing committees of the Board of Managers when required. The Secretary shall give, or cause to be given, notice of all meetings of the Members and the Board of Managers and shall perform such other duties as may be prescribed by the Board of Managers. The Secretary shall have custody of the seal, if any, and the Secretary shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature. The Board of Managers may, in lieu of a Secretary, convey general authority to any other officer or agent to affix the seal of the Company, if any, and to attest the affixing by his or her signature. The Secretary shall keep, or cause to be kept, at the principal executive office or at the office of the Company, a register, or a duplicate register, showing the names of all Members and their addresses, the number and class of their Units, their Percentage Interests and their Capital Account balance. The Secretary shall also keep all documents described in Section 8.1 and such other documents as may be required under the Act. The Secretary shall perform such other duties and have such other authority as may be prescribed elsewhere in this Agreement or from time to time by the Board of Managers. The Secretary shall have the general duties, powers and responsibilities of a secretary of a corporation.
          Section 5.11 Limited Liability. Subject to Article X, no person who is a Manager or an officer of the Company shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise, solely by reason of being a Manager or an officer of the Company.
ARTICLE VI
DISTRIBUTIONS;
ALLOCATIONS OF NET INCOME AND NET LOSS
          Section 6.1 Distributions. The Company may, in the discretion of the Board of Managers, distribute Distributable Cash (a “Distribution”) at such time or times and in such amounts, as the Board of Managers may determine, among the Members in accordance with the provisions of this Section 6.1; provided, however, that nothing in this Section 6.1 shall impair the right of the Board of Managers to establish reasonable cash reserves or not to distribute cash for any legitimate business reason.
               (a) Distributions of Available Cash Flow. At such times and in such amounts as the Board of Managers, in its sole discretion, shall determine, distributions of Available Cash Flow shall be made to the holders of Units (other than Incentive Units) pro rata in accordance with the Units (other than Incentive Units) held by each such Member.
               (b) Distributions of Capital Proceeds. Upon the occurrence of a Capital Transaction, distributions of proceeds received by the Company in a Capital Transaction shall be allocated and distributed in the following order of priority promptly following the consummation of such Capital Transaction:
                    (i) First, to the holders of Units (other than Incentive Units) pro rata in accordance with the Units (other than Incentive Units) held by each such Member until the Incentive Unit Distribution Threshold is reduced to zero.

                    (ii) Second, to the Units (including, subject to the second proviso of this Section 6.1(b)(ii) with respect to any Incentive Units), pro rata in accordance with each Member’s then-current Percentage Interest; provided, however that any Subsequent Incentive Unit shall only be entitled to participate in Distributions pursuant to this Section 6.1(b)(ii) pari passu pro rata in proportion to the Units after each Initial Incentive Unit has received (or, if there are no Initial Incentive Units then outstanding, would have received had at least one Initial Incentive Unit remained outstanding) pursuant to this Section 6.1(b)(ii) (and after the issuance of such Subsequent Incentive Unit) an amount equal to such Incremental Distribution Threshold; provided, further, that distributions pursuant to this Section 6.1(b)(ii) to any member in respect of unvested Incentive Units issued pursuant to any profits interest award agreements shall be retained by the Company and distributed in accordance with the terms of the applicable profits interest award agreement. Solely for the purposes of this Section 6.1(b)(ii) and Section 9.3(c) each such Subsequent Incentive Unit shall not be counted for the purposes of calculating the Percentage Interest, until the applicable Incremental Distribution Threshold attributable to such Subsequent Incentive Unit is met.
               (c) For the avoidance of doubt, none of the following shall be a Distribution: (i) any redemption or repurchase by the Company or any Member of any Units; (ii) any recapitalization or exchange of securities of the Company; (iii) any Unit splits, Unit combinations, distributions of Units or other similar events; or (iv) any fees or remuneration paid to any Member in such Member’s capacity as a consultant or other provider of services to the Company.
               (d) Notwithstanding anything to the contrary in this Agreement, no Member shall be entitled to receive any distributions in respect of any income or gain arising: (i) in the case of a new Member, prior to such Member’s admission as a Member; and (ii) in the case of a Member that receives a new or increased Membership Interest, prior to such issuance or increase to the extent attributable to such issuance or increase (in each case, as reasonably determined by the Board of Managers). Distributions in respect of any income or gain arising prior to such admission, issuance or increase shall be made based upon the Membership Interests of the Members at the time such income or gain arises, net of any deductions or losses, as reasonably determined by the Board of Managers. This Section 6.1(d) shall be interpreted and implemented consistently with the principles set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(g).
          Section 6.2 Tax Distributions.
               (a) To the extent it has legally sufficient funds to do so and the Board of Managers determines appropriate, the Company may distribute to each Member with respect to each Fiscal Year of the Company (excluding the Fiscal Year in which the Company is being liquidated) an amount of cash equal to such Member’s Tax Liability Amount (a “Tax Distribution”). For this purpose, “Tax Liability Amount” for any given Fiscal Year of the Company means an amount equal to (x) the Assumed Tax Rate multiplied by (y) the difference between (1) the taxable income (including separately stated items) and gain allocated to such Member for such Fiscal Year of the Company (as shown on the applicable Internal Revenue Service Form 1065—Schedule K-1 filed by the Company), excluding partner-level taxable income adjustments made under Section 743(b) of the Code, and (2) the cumulative losses that have been allocated to such Member to the extent such losses have not previously reduced taxable income and gain pursuant to this provision, minus (z) such Member’s pro rata share of any taxes imposed on and paid by the Company to a non-U.S. governmental authority to the extent the Board of Managers determines appropriate. To the extent deemed feasible and appropriate by the Board of Managers, Tax Distributions may be made on each Tax Distribution Date based on estimates of the Company’s income to facilitate the Members’ ability to make quarterly estimated tax payments with respect to their income from the Company. The computation of the amounts to be distributed pursuant to this Section 6.2(a) for any year shall be adjusted (i) prior to each distribution for such year, (ii) upon the filing of the Company’s federal income tax return for such year, (iii) upon any final determination of the Company’s taxable income for such year and (iv) at any other time when in the good faith determination of the Board of Managers that it appears that a prior estimate has been incorrect, in each case so as to take into account actual determinations and/or revised estimates of the Members’ shares of taxable income for such year for United States federal income tax purposes. Following any such adjustment, the amounts to be distributed pursuant to this Section 6.2(a) shall be adjusted appropriately, or additional distributions shall be made, so as to give effect to such actual determinations and/or revised estimates. If the aggregate of the installment distributions of such amount to any Member with respect to a Fiscal Year exceeds the amount finally so determined by the Company for the Fiscal Year (such excess amount being such Member’s “Excess Tax Distribution”), such Member shall return to the Company an amount equal to such Excess Tax Distribution upon thirty (30) days’ prior notice from the Board of Managers.
               (b) If the Board of Managers determines to make Tax Distributions and there is insufficient cash to distribute to each Member an amount equal to each Member’s Tax Liability Amount, the Company will make Tax Distributions pursuant to this Section 6.2 to the Members with Tax Liability Amounts pro rata in accordance with such Members’ Tax Liability Amounts.
               (c) Tax Distributions are advances that shall reduce the amount of the contemporaneous or next succeeding Distribution or Distributions which would have otherwise been made to such Member, or if such Distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Member. In the event that the Company is liquidated and a liability is asserted against the Board of Managers or any Member for Tax Distributions or any taxes, the Board of Managers or such Member, as applicable, will have the right to be reimbursed from any Member on whose behalf Tax Distributions were made to the extent such Member has received cumulative Distributions in excess of what it would have received as if this Section 6.2 were not in effect.
          Section 6.3 Tax Withholding; Withholding Advances.
               (a) Tax Withholding. The Company shall comply with withholding requirements under applicable Law and shall remit amounts withheld to and file required forms with the applicable jurisdictions. If requested by the Board of Managers, each Member shall, if able to do so, deliver to the Board of Managers at such times as reasonably requested by the Board of Managers: (A) an affidavit in form reasonably satisfactory to the Board of Managers that the applicable Member (or its members, as the case may be) is not subject to withholding under the provisions of any federal, state, local, foreign or other Law; (B) any certificate that the

Board of Managers may reasonably request with respect to any such Laws; and/or (C) any other form or instrument reasonably requested by the Board of Managers relating to any Member’s status under such Law. If a Member fails or is unable to deliver to the Board of Managers an affidavit described in subclause (A) of this Section 6.3(a), the Board of Managers may withhold amounts from such Member in accordance with Section 6.3(b).
               (b) Withholding Advances. To the extent the Company is required by Law to withhold or to make tax payments on behalf of or with respect to any Member (e.g., backup withholding) (“Withholding Advances”), the Board of Managers may withhold such amounts and make such tax payments as so required.
               (c) Repayment of Withholding Advances. All Withholding Advances made on behalf of a Member, plus interest thereon from the date of the demand for repayment at a rate equal to the Prime Rate as of the date of such Withholding Advances plus 2% per annum, shall (i) be repaid on demand by the Member on whose behalf such Withholding Advances were made, or (ii) with the consent of the Board of Managers, in its sole discretion, be repaid by reducing the amount of the current or next succeeding Distribution or Distributions which would otherwise have been made to such Member or, if such Distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Member. If repayment of a Withholding Advance is made by a Member pursuant to clause (ii), such Member shall not be required to pay any interest thereon. Notwithstanding the foregoing, whenever repayment of a Withholding Advance by a Member is made as described in clause (ii), for all other purposes of this Agreement such Member shall be treated as having received all Distributions (whether before or upon Dissolution) unreduced by the amount of such Withholding Advance.
          Section 6.4 Allocations of Net Income and Net Loss; Tax Allocations; Special Allocations.
               (a) Prior to the consummation of an IPO Restructuring or a determination by the Board of Managers to elect to be other than a partnership for United States federal income tax purposes, the Members agree to treat the Company as a partnership and the Members as partners for United States federal income tax purposes and shall file all tax returns accordingly.
               (b) For each Fiscal Year (or portion thereof), except as otherwise provided in this Agreement, Net Income and Net Loss (and, to the extent necessary, individual items of income, gain, loss, deduction or credit) of the Company shall be allocated among the Members in a manner such that, after giving effect to the special allocations set forth in Section 6.4(d), the Capital Account balance of each Member, immediately after making such allocation, is, as nearly as possible, equal to (i) the distributions that would be made to such Member pursuant to Section 9.3(c) if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Carrying Value, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Carrying Value of the assets securing such liability), and the net assets of the Company were distributed, in accordance with Section 9.3(c), to the Members immediately after making such allocation, minus (ii) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets. The Board of Managers shall be entitled to adjust the allocations of Net Income and Net Loss (and items thereof) to take into account any of the economic provisions of this Agreement, including the time and amount of actual Distributions to the Members; provided, that, any such adjustment shall not affect the amount distributable to a Member pursuant to this Agreement.
               (c) For United States federal, state and local income tax purposes, items of income, gain, loss, deduction and credit shall be allocated to the Members in accordance with the allocations of the corresponding items for Capital Account purposes under Section 6.4(b), except that items with respect to which there is a difference between tax and book basis will be allocated in accordance with Section 704(c) of the Code, the Treasury Regulations thereunder and Treasury Regulation § 1.704-1(b)(4)(i).
               (d) The provisions of Section 6.4(b) and the other provisions of this Section 6.4(d) relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation § 1.704-1(b)(iv) and shall be interpreted and applied in a manner consistent with such intent. Accordingly, Section 704 of the Code and the Treasury Regulations issued thereunder, including, but not limited to, the provisions of such Treasury Regulations addressing qualified income offset provisions, minimum gain chargeback requirements and allocations of deductions attributable to nonrecourse debt and partner nonrecourse debt, are hereby incorporated by reference. The Board of Managers shall be authorized to make appropriate amendments to the allocations of items pursuant to Section 6.4(b), Section 6.4(d), and Section 3.6 if necessary in order to comply with Section 704 of the Code or applicable Treasury Regulations thereunder; provided, that no such change shall have an adverse effect upon the amount distributable to any Member pursuant to this Agreement.
          (i) If any Members are treated for United States federal income tax purposes as realizing ordinary income because of receiving Units (whether under Section 83 of the Code or under any similar provision of any law, rule or regulation) and the Company is entitled to any offsetting deduction (net of any income realized by the Company as a result of the issuance of such interests), the Company’s net deduction shall be allocated to and among the Capital Accounts of such Members in such a manner as to offset, as nearly as possible, the ordinary income realized by such Members as a result of such treatment.
          (ii) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or Section 743(b) of the Code is required pursuant to Treasury Regulation § 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of such asset) or loss (if the adjustment decreases the basis of such asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income and Net Loss. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required pursuant to Treasury Regulation § 1.704-1(b)(2)(iv)(m)(2) or (4) to be taken into account in determining Capital Accounts as a result of a distribution in complete liquidation of a Member’s Units, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of such asset) or loss (if the adjustment decreases the basis of such asset), and such gain or loss shall be specially allocated to the Members in accordance with their respective Percentage Interests in the event that Treasury Regulation § 1.704-1(b)(2)(iv)(m)(2) applies or to the Member to whom such distribution is made in the event that Treasury Regulation § 1.704-1(b)(2)(iv)(m)(4) applies.
          Section 6.5 Restriction on Distributions.
               (a) No Distribution shall be made if, after giving effect to the Distribution, (i) the Company would not be able to pay its debts as they become due in the usual course of business; (ii) the Company’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the Company were to be dissolved at the time of such Distribution, to satisfy any preferential rights of other Members, if any, upon dissolution that are superior to the rights of the Member receiving such Distribution; or (iii) such Distribution would result in non-compliance with, or a violation of, the Act, applicable Gaming Laws or any order of any Gaming Authority binding upon or to which the Company or its Subsidiaries are subject.
               (b) The Board of Managers may base a determination that a Distribution is not prohibited on any of the following:
                    (i) Financial statements prepared on the basis of accounting practices and principles that are reasonable in the circumstances;
                    (ii) A fair market valuation of the Company or its assets; or
                    (iii) Any other method that is reasonable in the circumstances.
               (c) Without the approval of the Board of Managers, no distribution shall be made in any form other than cash prior to a Dissolution Event.
          Section 6.6 Obligations of Members to Report Allocations. The Members are aware of the United States federal income tax consequences of the allocations made by this Article VI and hereby agree to be bound by the provisions of this Article VI in reporting their shares of Company income and loss for United States federal income tax purposes.
          Section 6.7 Limitation on Allocations and Distributions to Incentive Units.
               (a) It is the intention of the Parties that distributions in respect of Incentive Units be limited to the extent necessary so that the related Incentive Unit constitutes a Profits Interest. In addition, and notwithstanding anything to the contrary in this Agreement, the Board of Managers shall, if necessary, further limit distributions to any Member holding Incentive Units so that such distributions do not exceed the available profits in respect of such Member’s related Profits Interest. If a Member’s distributions are reduced pursuant to this Section 6.7, an amount equal to such reduction shall be distributed to the remaining Members pro rata in accordance with their Percentage Interests for the related Fiscal Year.

               (b) If distributions to Members holding Incentive Units in respect of their Incentive Units are reduced pursuant to Section 6.7(a), other than by reason of the Incentive Unit Distribution Threshold or the Incremental Distribution Threshold, then the Board of Managers shall make adjustments to future distributions to the Members as promptly as practicable so that the Members are distributed, on a cumulative basis, the amount to which they would have been entitled had such adjustment not been made; provided, that any distributions pursuant to this Section 6.7(b) shall be further subject to the other provisions of Section 6.7.
ARTICLE VII
TRANSFERS OF UNITS
          Section 7.1 Transfers.
               (a) Permitted Transfers.
                    (i) Prior to a Qualified IPO, no Member may sell, encumber, mortgage, hypothecate, assign, pledge, transfer or otherwise dispose of, directly or indirectly, all or any portion of its Units (each, a “Transfer”), except in accordance with the terms and conditions set forth in this Article VII. No Transfer of Units shall be effective until such time as all requirements of this Article VII in respect thereof have been satisfied and, if consents, approvals or waivers are required by the Board of managers, all of the same shall have been confirmed in writing by the Board of Managers.
                    (ii) Notwithstanding anything to the contrary in Section 7.1(a)(i), no limitation or restriction on Transfers shall apply to any Transfer by a Member (A) to one or more Permitted Transferees of such Member, (B) to the Company pursuant to the terms of any profits interest plan or award agreement pursuant to which Incentive Units are issued, or (C) pursuant to a Public Offering in accordance with such Member’s registration rights set forth in the Registration Rights Agreement, including in connection with an Initial Public Offering if the underwriter(s) managing such Initial Public Offering do not believe such Transfer would adversely affect such Initial Public Offering (each such Transfer described in this Section 7.1(a)(ii), a “Permitted Transfer”). The restrictions contained in this Section 7.1(a) will continue to be applicable to the Units after any Transfer pursuant to clauses (A) or (B) of this Section 7.1(a)(ii).
                    (iii) No Transfer of Units shall be effective without compliance by the parties to such Transfer with all applicable Gaming Laws and all requirements imposed by any order, ruling or other determination of any Gaming Authority, including, if applicable, receipt of all Gaming Licenses required under applicable Gaming Laws.
                    (iv) Notwithstanding anything to the contrary in this Agreement, Transfers of Incentive Units shall not be permitted except as set forth in the profits interest plan or award agreement pursuant to which such Incentive Units are issued.

               (b) Certain Restrictions.
                    (i) Notwithstanding anything to the contrary contained in this Agreement (subject only to Section 7.1(b)(ii)) and in addition to any other restrictions on Transfer set forth in this Article VII, no Member may Transfer any Units prior to a Qualified IPO if:
          (A) the Company is a partnership for United States federal income tax purposes and such proposed Transfer (alone or taken together with all other Transfers) would result in the Company being treated as anything other than a partnership for United States federal income tax purposes;
          (B) the Company is a partnership for United States federal income tax purpose and such proposed Transfer (alone or taken together with all other Transfers) would cause the Company to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the Treasury Regulations promulgated thereunder;
          (C) the Company is a partnership for United States federal income tax purpose and such proposed Transfer (alone or taken together with all other Transfers) would result in a termination of the Company within the meaning of Section 708(b) of the Code and the Treasury Regulations promulgated thereunder, unless the Board of Managers determines that such termination is immaterial; or
          (D) such proposed Transfer would require the filing of a registration statement under the Securities Act or any other foreign, federal, provincial or state securities Laws by the Company.
                    (ii) Notwithstanding anything to the contrary contained in this Agreement (including Section 7.1(b)(i)) and in addition to any other restrictions on Transfer set forth in this Article VII, no Member may Transfer any Units at any time if:
          (A) such proposed Transfer would result in the Company being regulated under the Investment Company Act;
          (B) such proposed Transfer would result in a violation of any applicable Law, including Gaming Laws or applicable securities Laws;
          (C) all necessary Gaming Licenses have not been obtained immediately prior to the date that the proposed Transfer is to be made; or
          (D) such proposed Transfer is to be made to any Person who lacks the legal right, power or capacity to own such interest.
               (c) Transfers Requiring the Approval of the Board of Managers. Notwithstanding anything to the contrary contained in this Agreement, and in addition to any other restrictions on Transfer set forth in this Article VII, prior to the occurrence of a Qualified IPO, each Transfer of Units by one or more Members in a single Transfer or series of related Transfers shall require the approval of a majority of the Managers then in office (such approval not to be unreasonably withheld), if (i) such Transfer or series of related Transfers would result in the transferee(s) holding ten percent (10%) or more of the then outstanding Units (excluding any Incentive Units) held by all Members (other than a Transfer or series of related Transfers of Units to a Person that is a Principal Member on the date hereof or a group of Persons that are Principal Members on the date hereof), or (ii) the transferee(s) is not an institutional investor (including, an investment bank, a hedge fund, private equity fund or other investment fund or other entity whose primary purpose is to provide investment management or advisory services on behalf of its clients) or is a Person that operates in the gaming industry or holds a controlling stake in another Person that operates in the gaming industry.
          Section 7.2 Notice of Intent to Transfer Units. Prior to the earlier of a Qualified IPO and a Change of Control Transaction, if any Member (the “Transferring Member”) desires to Transfer all or any portion of its Units (other than pursuant to a Permitted Transfer) to any Person (other than a Permitted Transferee) (such Units, the “Offered Units”), the Transferring Member shall deliver a written notice to the Secretary of the Company with a copy to the Company’s legal counsel in accordance with the provisions of Section 11.12 (the “Transfer Notice”) no less than three (3) Business Days and no more than ten (10) Business Days prior to entering into a trade to Transfer the Offered Units to such Person. The Transferring Member shall not Transfer, or enter into a trade to Transfer, the Offered Units for a period of three (3) Business Days immediately following the receipt of the Transfer Notice by the Company (the “Notice Period”). From and after the Notice Period, the Transferring Member may enter into a trade to Transfer the Offered units; provided, that if no trade is entered into with respect to such Transfer within ten (10) Business Days following the expiration of the Notice Period, then the Transferring Member shall be required to deliver a new Transfer Notice to the Company within the time period specified in this Section 7.2 and in accordance with the other provisions of this Section 7.2 in order to enter into such trade to Transfer the Offered Units and the Notice Period shall restart.
          Section 7.3 Rights of Assignees. Until such time, if any, as a transferee of Units pursuant to any Transfer permitted by this Article VII is admitted to the Company as a substitute Member pursuant to Section 7.4, such transferee will be deemed to be an Assignee only.
          Section 7.4 Substitution of Members. An Assignee shall have the right to become a substitute Member only if (i) the requirements of Section 7.1 and, if applicable, Section 7.2 have been met, (ii) such Assignee executes an Addendum Agreement and a Registration Rights Addendum Agreement, (iii) such Assignee pays any reasonable expenses as determined by the Board of Managers in connection with its admission as a new Member, and (iv) such Assignee has been found suitable to hold Units of the Company by all applicable Gaming Authorities in circumstances where such approval is required and has obtained all necessary Gaming Licenses.
          Section 7.5 Effective Date of Permitted Transfers. Any Transfers permitted by this Article VII shall be effective upon the consummation of a transaction in compliance with

Section 7.1 and, if applicable, Section 7.2. The Board of Managers shall provide the Members with written notice of such Transfer as promptly as possible after the consummation thereof. Any transferee of Units shall be subject to the restrictions on Transfer imposed by this Agreement.
          Section 7.6 Rights of Legal Representatives. If a Member who is an individual dies or is adjudged by a court of competent jurisdiction to be incompetent to manage the Member’s person or property, the Member’s executor, administrator, guardian, conservator, or other legal representative may exercise all of the Member’s rights for the purpose of settling the Member’s estate or administering the Member’s property, including any power the Member has under this Agreement to give an assignee the right to become a Member. If a Member is a corporation, trust, or other entity and is dissolved or terminated, the powers of that Member may be exercised by its legal representative or successor.
          Section 7.7 No Effect of Transfers in Violation of Agreement. No Transfer of any Units in violation of any provision of this Agreement will be effective to pass any title to, or create any interest in favor of, any Person, but the Member which attempted to so effect such Transfer will be deemed to have committed a material breach of its obligations to the other Members and to the Company hereunder, and the Membership Interest held by such Member shall be treated in accordance with Section 4.3. For the avoidance of doubt and notwithstanding anything to the contrary set forth herein, no Transfer of Units shall be effective unless the transferee has been found suitable to hold Units of the Company by all applicable Gaming Authorities in circumstances where such approval is required and has obtained all necessary Gaming Licenses.
          Section 7.8 Amendment to Schedule I. The Company shall amend Schedule I, as appropriate, to reflect a Transfer of any Units pursuant to this Article VII.
          Section 7.9 Right to Force a Qualified IPO; IPO Restructuring.
               (a) If, after the second (2nd) anniversary of the date of this Agreement, the Company has not completed a Qualified IPO, the Principal Members that hold fifty percent (50%) or more of the then total outstanding Units (excluding any Incentive Units) held by all Principal Members shall have the right to cause the Company to commence a Qualified IPO without the approval or consent of the other Members or the Board of Managers.
               (b) In connection with any proposed Initial Public Offering approved by the Board of Managers or a Qualified IPO commenced by the Principal Members pursuant to Section 7.9(a), the Board of Managers, at its election, may without the consent of any Member: (i) amend this Agreement to provide for a conversion or a restructuring of the Company in accordance with the Laws of the State of Delaware to a corporation or such other capital structure as the Board of Managers may determine; (ii) distribute shares of common stock or other equivalent equity securities of the resulting entity to the Members (provided, however, that Incentive Units may be converted into common stock or similar securities representing an interest in the IPO Corporation that provides the Members holding Incentive Units with an equity interest in the IPO Corporation that is economically equivalent to the interests the Members holding Incentive Units would have received with respect to those Incentive Units if the

Company was dissolved, its affairs wound up and distributions were made to Members in accordance with Section 9.3 (valuing such stock at Fair Market Value) after all Company liabilities were satisfied); (iii) form a Subsidiary holding company and distribute its shares of common stock or other equivalent equity securities of such entity to the Members (including Members holding Incentive Units); (iv) move the Company or any successor to another jurisdiction to facilitate any of the foregoing; (v) wind up, dissolve or liquidate the Company pursuant to this Agreement, (vi) cause the resulting entity to enter into a stockholders, operating or similar agreement with the Members containing such rights and obligations as are provided in this Agreement with respect to the Units, including with respect to the board of directors or other similar governing body of such entity or (vii) take such other steps as it deems necessary or appropriate to create a suitable vehicle for an offering or sale, in each such case in accordance with the Act and applicable Law (the Company, in its capacity as the entity which undertakes the Initial Public Offering or such other resulting entity, as determined by the Board of Managers, the “IPO Corporation”), and in each case for the express purpose of consummating an Initial Public Offering (an “IPO Restructuring”). Notwithstanding the foregoing, the Board of Managers shall not approve the IPO Restructuring unless it shall have determined in good faith that a Public Offering can reasonably be expected to be consummated within sixty (60) days of the IPO Restructuring and the IPO Restructuring shall only occur on the day prior to the closing of the Public Offering.
               (c) If the Board of Managers elects to exercise its rights under Section 7.9(b), the Members shall take such actions as may be reasonably required and otherwise cooperate in good faith with the Board of Managers, including taking all actions required by the Board of Managers in connection with consummating the IPO Restructuring (including the voting of any Units (including any voting as Members as may be necessary to effect a Transfer by continuation or to authorize a share capital, whether by liquidation of the Company and creation of a new entity, amendment to this Agreement or otherwise) to approve such IPO Restructuring, entering into a stockholders, operating or similar agreement with the IPO Corporation containing such rights and obligations as are provided in this Agreement with respect to the Units, including with respect to the board of directors or other similar governing body of the IPO Corporation and to take any other actions required in order to effectuate an IPO Conversion). Without limiting the generality of the foregoing, the Board of Managers and the Members shall use reasonable efforts to cooperate to ensure that any IPO Restructuring is undertaken in a tax efficient manner for all Members and their respective direct or indirect members, partners, shareholders, or other equity holders.
               (d) Notwithstanding anything to the contrary contained in this Agreement, (i) the shares, membership interests or other ownership interests of the IPO Corporation shall be divided into classes and series and shall be allocated to and among the Members (including Members holding Incentive Units in respect of their Incentive Units) in such manner as shall result in each Member having substantially the same relative economic, governance and other rights, privileges, preferences, priorities and obligations in respect of the IPO Corporation as such Member had in respect of the Company immediately prior to the IPO Restructuring (including the right to sell securities of the IPO Corporation held by such Member upon the expiration of the applicable lock-up period (which in any case shall be applicable to all Members equally and subject to the provisions of the Registration Rights Agreement)), (ii) the Board of Managers shall establish the terms of the organizational documents of any IPO

Corporation and any stockholders, operating or similar agreement by and among the IPO Corporation and the Members in a manner consistent with the terms of this Section 7.9, and (iii) the Members shall bear the costs and expenses associated with an IPO Conversion in the same relative proportions that they bear the costs and expenses of the Company under this Agreement as in effect prior to any action taken by the Board of Managers under this Section 7.9.
ARTICLE VIII
BOOKS & RECORDS;
FINANCIAL & OTHER INFORMATION;
OTHER MATTERS
          Section 8.1 Books and Records. The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in accordance with GAAP applied on a consistent basis. The books and records of the Company shall reflect all of the transactions of the Company and its Subsidiaries and shall be appropriate and adequate for the operation of the business of the Company and its Subsidiaries. In addition to any records required by the Act or applicable Gaming Laws, the Company shall maintain or cause to be maintained at its principal executive office (and such other locations as may be required by the Act or applicable Gaming Laws) each of the following:
               (a) A current list of the full name and last known business or residence address of each Member and Assignee set forth in alphabetical order, together with the Capital Contributions, Capital Account, number and class of Units and Percentage Interest of each Member and Assignee;
               (b) A current list of the full name and business or residence address of each Manager;
               (c) A copy of the Certificate of Formation and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which the Certificate of Formation or any amendments thereto have been executed;
               (d) Copies of the Company’s and its Subsidiaries’ federal, state and local income tax or information returns and reports;
               (e) A copy of this Agreement and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which this Agreement or any amendments thereto have been executed;
               (f) Copies of the financial statements of the Company and its Subsidiaries, if any; and
               (g) The Company’s books and records as they relate to the internal affairs of the Company and its Subsidiaries.

          Section 8.2 Delivery to Members and Inspection.
               (a) The Company shall promptly furnish to each Member a copy of any amendment to the Certificate of Formation or this Agreement, which obligation shall be deemed to have been satisfied if the Company files such amendment with the United States Securities and Exchange Commission.
               (b) Each Member has the right upon reasonable request for purposes reasonably related to the interest of that Person as a Member, to obtain from the Company, promptly after their becoming available, a copy of the Company’s and its Subsidiaries’ United States federal, state, and local, and, if applicable, foreign income tax or information returns for each Fiscal Year; provided, that the right to obtain the information referred to in this Section 8.2 shall not extend to any Member who or that was an employee, consultant or other service provider to the Company or its Subsidiaries who or that is no longer employed or retained by the Company or its Subsidiaries in any capacity for the provision of such services; provided, further, however, that the foregoing proviso shall not apply to the information referred to in this Section 8.2(b) that any such Person needs for purposes of preparing and filing its tax returns.
               (c) Upon the request of any Member for purposes reasonably related to the interest of that Person as a Member, the Company shall promptly deliver to the requesting Member, at the expense of the Company, a copy of the information required to be maintained under Section 8.1(a)-8.1(f).
               (d) The Company and its Subsidiaries shall afford each Major Member the right, upon reasonable request for purposes reasonably related to the interest of that Person as a Member, to inspect during regular business hours any of the books and records of the Company and its Subsidiaries described in Section 8.1 or access, during regular business hours, upon reasonable advance notice, the facilities, properties and personnel of the Company and its Subsidiaries, including the opportunity to discuss the affairs of the Company and its Subsidiaries with management, in each case, in a manner that will not unreasonably interfere with the business of the Company and its Subsidiaries; provided, that (i) such information and access right shall not extend to any Major Member who or that was an employee, consultant or other service provider to the Company or the Company Subsidiaries who or that is no longer employed or retained by the Company or the Company Subsidiaries in any capacity for the provision of such services if the Board of Managers determines that the exercise of such right will result, is likely to result or may potentially result in any consequence that is adverse or disadvantageous to the Company or its Subsidiaries; (ii) such information and access right shall not be available to any Major Member, if based on the advice of the Company’s counsel, such information and access right, would (A) reasonably be expected to create liability under applicable Law or waive any material legal privilege (provided, that in such latter event the Company shall use commercially reasonable efforts to cooperate to permit disclosure of such information in a manner consistent with the preservation of such legal privilege); (B) result in the disclosure of any trade secrets of third parties; or (C) violate any obligation of the Company with respect to confidentiality so long as, with respect to confidentiality, to the extent specifically requested by such Major Member, the Company has made commercially reasonable efforts to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality; and (iii) to the extent that the Asset Manager has the right to access the Hotel, the executive officers of the Management Company and the books and records and any other information or data pertaining to the Hotel pursuant to the Management Agreement, the Major Members shall not have the right to such information and access and the Company and its Subsidiaries shall not have any obligation to afford the Major Members such information and access; provided, however, that, solely with respect to this clause (iii), the Company shall cause the Asset Manager to share with the Major Members any and all information and documents obtained by the Asset Manager pursuant to its exercise of such access right pursuant to the Management Agreement.
               (e) Any request, inspection or copying by a Member under this Section 8.2 may be made by that Person or that Person’s agent or attorney.
          Section 8.3 Financial and Other Information.
               (a) The Company shall provide to the Members: (i) audited annual consolidated financial statements (including a balance sheet, statement of operations and statement of cash flows) of the Company and its Subsidiaries within ninety (90) days after the end of the Company’s Fiscal Year; and (ii) unaudited quarterly and year-to-date consolidated financial statements (including a balance sheet, statement of operations and statement of cash flows) of the Company and its Subsidiaries within forty-five (45) days after the end of each fiscal quarter of the Company; provided, however, that the obligations of the Company under this Section 8.3(a) shall be deemed to have been satisfied by the filing of a quarterly report on Form 10-Q or an annual report on Form 10-K for the applicable period made by the Company with the United States Securities and Exchange Commission; provided, further, that such periods shall be reasonably extended to the extent it is not reasonably practicable to provide the materials specified in this Section 8.3(a) as and when required by this Section 8.3(a).
               (b) In addition to the financial statements to be provided to the Members described in Section 8.3(a), the Company shall provide to each Member that holds two percent (2%) or more of the then total outstanding Units (excluding any Incentive Units) held by all Members: (i) monthly reports of the operations of the Company and its Subsidiaries within fifteen (15) days after the end of each month; and (ii) the Annual Budget within five (5) Business Days after such Annual Budget has been approved by the Board of Managers or any dispute with respect to such Annual Budget is finally resolved pursuant to the Management Agreement; provided, that such periods shall be reasonably extended to the extent it is not reasonably practicable to provide the materials specified in this Section 8.3(b) as and when required by this Section 8.3(b).
               (c) The Company shall cause to be prepared at least annually, at Company expense, information necessary for the preparation of the Members’ United States federal, state and local tax or information returns, and, if applicable, foreign tax or information returns. The Company shall send or cause to be sent to each Member within ninety (90) days after the end of each taxable year such information as is necessary to complete such Member’s United States federal, state and local tax or information returns, and, if applicable, foreign tax or information returns and a copy of the Company’s and its Subsidiaries’ United States federal, state and local tax or information returns, and, if applicable, foreign tax or information returns for that year.

          Section 8.4 Filings. The Board of Managers, at the Company’s expense, shall (a) cause all tax and information returns for the Company and its Subsidiaries to be prepared and timely filed with the appropriate authorities; and (b) cause to be prepared and timely filed, with appropriate federal and state regulatory and administrative bodies, (i) any amendments to, or restatements of, the Certificate of Formation and all reports required to be filed by the Company and its Subsidiaries with those entities under the Act or other then current applicable Law; and (ii) any Exchange Act Reports, so long as the Company remains subject to the reporting requirements of the Exchange Act, and each Manager shall be furnished with a copy of each filing or Exchange Report filed pursuant to this Section 8.4(b). If a Manager that is required by the Act to execute or file any document fails, after demand, to do so within a reasonable period of time or refuses to do so, any other Manager or Member may prepare, execute and file that document with the Secretary of State of the State of Delaware.
          Section 8.5 Bank Accounts. The Company shall maintain the funds of the Company in one or more separate bank accounts in the name of the Company, and shall not permit the funds of the Company to be commingled in any fashion with the funds of any other Person.
          Section 8.6 Accounting Decisions and Reliance on Others. All decisions as to accounting matters, except as otherwise specifically set forth herein, shall be made by the Board of Managers. The Board of Managers may rely upon the advice of the Company’s independent accountants as to whether such decisions are in accordance with GAAP.
          Section 8.7 Tax Matters for the Company Handled by Board of Managers; Tax Matters Member.
               (a) The Board of Managers shall from time to time cause the Company to make such tax elections as they deem to be in the best interests of the Company. Unless otherwise required under the Code or applicable Treasury Regulations, the Board of Managers or their designated agent shall represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting judicial and administrative proceedings, and shall expend the Company funds for professional services and costs associated therewith. Each Member agrees to cooperate with the Board of Managers, and, at the Company’s expense, to do or refrain from doing any or all things reasonably requested by the Board of Managers in conjunction with any examination of the Company’s affairs by tax authorities. The Board of Managers shall oversee the Company’s tax affairs in the overall best interests of the Company.
               (b) North LV HoldCo, LLC is hereby designated as the “tax matters partner” (the “Tax Matters Member”) of the Company as provided in Section 6231(a)(7) of the Code and the Treasury Regulations promulgated thereunder (and any similar provisions under any state or local tax Laws) and shall be so designated in each information return filed on behalf of the Company. The Tax Matters Member shall use its reasonable efforts to comply with the responsibilities outlined in Sections 6221 through 6233 of the Code (including the Treasury Regulations promulgated thereunder) and shall have any powers necessary to perform fully in such capacity. Any Member who enters into a settlement agreement with respect to any Company item shall notify the Tax Matters Member of such settlement agreement and its terms within thirty (30) days after the date of settlement. In addition, if the Tax Matters Member reasonably determines that it is necessary for the Company to comply with new or existing tax Laws, the Members shall use their reasonable efforts to provide the partnership with all information reasonably necessary for compliance with such tax Laws. The Tax Matters Member shall not be liable to the Company or any Member to the extent provided in Article X and shall be treated as an agent of the Company for purposes of Article X. This provision shall survive any termination of this Agreement.
               (c) North LV HoldCo, LLC is hereby designated as the “notice partner,” as that term is defined in Section 6231(a)(8) of the Code, for so long as it is a Member, and it shall have all the rights granted to a notice partner under the Code and applicable Treasury Regulations.
          Section 8.8 Confidentiality Obligations.
               (a) Each Member agrees that from and after the date hereof until the date that is two (2) years from the date on which such Member ceases to hold any Units, all Confidential Information shall be kept confidential by such Member and its Representatives and shall not be disclosed, in whole or in part, by such Member or its Representatives in any manner whatsoever to any third party; provided, that (i) any of such Confidential Information may be disclosed (A) by a Member to its Representatives who need to be provided with such Confidential Information to assist such Member in evaluating or reviewing its investment in the Company; and (B) by a Member to its Representatives that are current or prospective partners or members of such Member or are former partners or members who retained an economic interest in such Member to the extent such disclosure is limited to customary disclosures made in the ordinary course of business by an investment fund to its current, prospective or former investors or equity holders in respect of investments made thereby, including in connection with the disposition thereof, each of which Representatives shall be deemed to be bound by the provisions of this Section 8.8 (provided, that with respect to Representatives who are partners or members of any Member, such Representatives shall instead be deemed to be bound by any confidentiality agreement or obligation with such Member having restrictions substantially similar to this Section 8.8) and such Member shall be responsible for any breach of this provision by any such Representative; (ii) any disclosure of Confidential Information may be made by a Member or its Representatives to the extent a majority of the Managers then in office consents in writing; (iii) a Member may disclose Confidential Information to a potential third party purchaser of all or any portion of such Member’s Units in connection with a potential sale of such Units; provided, that such Member shall cause such potential third party purchaser to enter into a confidentiality agreement approved by the Company (such approval not to be unreasonably withheld and in any event, shall be given by the Company to such Member at least two (2) Business Days after the Company’s approval is sought by such Member; provided, that if the Company has not explicitly approved or rejected such confidentiality agreement upon the expiration of such period, the Company shall be deemed to have approved such confidentiality agreement) and as to which the Company is an express third party beneficiary; and (iv) Confidential Information may be disclosed by any Member or its Representative to the extent that such Member or its Representative has received advice from its counsel that it is legally compelled to do so or is required to do so to comply with applicable Law or legal process or Governmental Authority request; provided, that prior to making such disclosure, such Member or Representative, as the case may be, shall, to the extent permitted by applicable Law and unless such disclosure is pursuant to a Governmental Authority request, use commercially reasonable efforts to preserve the confidentiality of the Confidential Information, including consulting with the Board of Managers and assisting the Company, at the Company’s expense, in seeking a protective order to prevent the requested disclosure; provided, however, that in no event shall a Member or its Representatives be required to directly initiate or participate in any legal proceedings in connection with such efforts; provided, further, that such Member of Representative, as the case may be, discloses only that portion of the Confidential Information as is, based on the advice of its counsel, legally required.
               (b) Notwithstanding anything to the contrary herein, the confidentiality obligations of the Members under this Section 8.8 shall not apply to the disclosure of the fact that the disclosing Member has an indirect investment in Aliante Gaming or the Hotel (or their respective successors) in name only (it being understood that this disclosure shall not include the investment amount, valuation information or any other information related thereto); provided, that and for the avoidance of doubt, such information may otherwise be disclosed by the Members to their respective Representatives in accordance with clause (i) of Section 8.8(a).
               (c) The Company and its Subsidiaries shall not, and the Board of Managers shall cause the Company and its Subsidiaries not to, make a public announcement disclosing the name of any Member without the consent of such Member (not to be unreasonably withheld, conditioned or delayed); provided, that any such disclosure may be made without such consent to the extent required by applicable Law or legal process or Governmental Authority request.
          Section 8.9 Annual Budget. Pursuant to the Management Agreement, the Management Company will prepare and present to the Board of Managers for its approval, an Annual Budget for each Fiscal Year following the Fiscal Year ending December 31, 2011. If, after reviewing such Annual Budget, a majority of the Managers then in office approve such Annual Budget, the Company and its Subsidiaries shall be deemed to have adopted such Annual Budget. If such Annual Budget does not receive the approval of a majority of the Managers then in office following its review by the Board of Managers, any dispute between the Board of Managers and the Company and its Subsidiaries, on the one hand, and the Management Company, on the other hand, shall be resolved pursuant to the terms of the Management Agreement.
          Section 8.10 Termination of Management Agreement. In connection with the provision of management services by the Management Company to Aliante Gaming, a wholly-owned Subsidiary of the Company, pursuant to the Management Agreement with respect to the Hotel, any Principal Member or any of its officers, directors, managers, direct or indirect shareholders, direct or indirect partners, direct or indirect members, direct or indirect equity holders, direct or indirect parents, agents, employees, representatives or any of its Affiliates, any Manager or any Affiliate of the foregoing Persons (collectively, the “Owner Persons”) may at any time, in its sole, exclusive and nonreviewable discretion, give notice to the Company that the commencement or continuation of the Management Agreement could adversely affect one or more of the actual or potential licenses, certificates of suitability, suitability findings, permits or the like of one or more of the Owner Persons (an “Owner License”), whether such Owner License is, or may be, issued by the State of Nevada or any other Governmental Authority. Upon the Company’s receipt of any such notice from an Owner Person, the Company shall immediately cause Aliante Gaming to give notice to the Management Company terminating the Management Agreement pursuant to the terms set forth therein.
ARTICLE IX
DISSOLUTION AND WINDING UP
          Section 9.1 Dissolution. The Company shall be dissolved, its assets shall be disposed of, and its affairs wound up on the first to occur of the following (each, a “Dissolution Event”):
               (a) The entry of a decree of judicial dissolution under Section 18-802 of the Act;
               (b) A determination by the Board of Managers to dissolve the Company; or
               (c) The sale, transfer or other disposition of substantially all of the assets of the Company in accordance with this Agreement.
Each Member hereby irrevocably waives any and all rights it may have to obtain a dissolution of the Company in any way other than as specified above. The Board of Managers shall, within thirty (30) days, notify the other Members of the occurrence of a Dissolution Event.
          Section 9.2 Winding Up. Upon the occurrence of any event specified in Section 9.1, the Company shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors. The Board of Managers shall be responsible for overseeing the winding up and liquidation of the Company, shall take full account of the assets and liabilities of Company, shall either cause its assets to be sold or distributed, and if sold as promptly as is consistent with avoiding a loss and obtaining the fair market value thereof, shall cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed as provided in Section 9.3. The Persons winding up the affairs of the Company shall give written notice of the commencement of winding up by mail to all known creditors and claimants whose addresses appear on the records of the Company to the extent such Persons are required to do so.
          Section 9.3 Order of Payment Upon Dissolution. Upon the occurrence of a Dissolution Event, the Board of Managers shall designate one or more Persons to act as a liquidating agent (the “Liquidator”). The Liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of liquidation shall be borne as a Company expense. Until the final winding up of the Company, the Liquidator shall continue to operate the Company’s properties with all of the power and authority of the Board of Managers, subject to the power of the Board of Managers to remove and replace such Liquidator. The steps to be accomplished by the Liquidator are as follows:

               (a) As promptly as possible after a Dissolution Event and again after final winding up of the Company, the Liquidator shall cause a proper accounting to be made, and where practicable by a recognized firm of certified public accountants, of the Company’s assets, liabilities and operations through the last day of the calendar month in which the Dissolution Event occurs or the final liquidation is completed, as applicable.
               (b) The Liquidator shall cause the Company’s property to be liquidated as promptly as is consistent with avoiding a loss and obtaining the fair market value thereof.
               (c) The Liquidator shall distribute the proceeds of such liquidation and any other assets of the Company (subject to any requirement under the Act) in the following order of priority:
                    (i) first, to payment of all of the Indebtedness and other liabilities and obligations of the Company (including all expenses incurred in liquidation);
                    (ii) second, to the establishment of adequate reserves for the payment and discharge of all Indebtedness and other liabilities and obligations of the Company to the extent not then due, including contingent, conditional or unmatured liabilities, in such amount and for such term as the Liquidator may reasonably determine;
                    (iii) third, any remaining proceeds of liquidation, and any assets that are to be distributed in kind, shall be distributed to the Members in accordance with Section 6.1, subject to the limitations of Article VI, as promptly as practicable.
               (d) The Liquidator shall use all reasonable efforts to reduce the assets of the Company to cash and to distribute cash upon liquidation to the Members. Subject to the foregoing, if any assets of the Company are not reduced to cash, then the Members (i) shall value the non-cash assets of the Company at Fair Market Value, (ii) shall allocate any unrealized gain or loss to the Members’ Capital Accounts as though the non-cash assets had been sold on the date of distribution and (iii) shall, after giving effect to any such adjustment, treat the distribution of such non-cash assets as equivalent to a distribution of cash in the amount of the Fair Market Value of such assets (net of any liabilities secured by such assets that any Member assumes or takes subject to). No Member shall have any right to any specific assets of the Company except as otherwise herein specifically provided. In making distributions of non-cash assets under this Section 9.3(d), such assets may be distributed unequally among the Members only to the extent necessary to avoid any Member receiving an asset that it is prohibited from holding or that could result in adverse tax consequences to such Member; provided, that such unequal distribution shall not affect the aggregate amount of distributions to any Member.
               (e) Each of the Members shall be furnished with a statement prepared by, or under the supervision of, the Liquidator, which shall set forth the assets and liabilities of the Company as of the date of complete liquidation and each Member’s portion of distributions pursuant to this Section 9.3.

          Section 9.4 Limitations on Payments Made in Dissolution. Except as otherwise specifically provided in this Agreement, each Member shall only be entitled to look solely to the assets of the Company for the payment of his, her or its Unrecovered Capital and shall have no recourse for any such or other amounts against any Manager or any other Member.
          Section 9.5 Termination. The Company shall cause to be filed in the office of, and on a form prescribed by, the Secretary of State of the State of Delaware, a Certificate of Cancellation of the Certificate of Formation, upon the completion of the winding up of the affairs of the Company. The Company shall terminate when all property owned by the Company shall have been disposed of and the assets shall have been distributed as provided in Section 9.3 and a Certificate of Cancellation of the Certificate of Formation have been filed with the Secretary of State of the State of Nevada.
          Section 9.6 No Action for Dissolution. Except as expressly permitted in this Agreement, no Member shall take any voluntary action that directly causes a Dissolution Event. The Members acknowledge that irreparable damage would be done to the goodwill and reputation of the Company if any Member should bring an action in court to dissolve the Company under circumstances where dissolution is not required by Section 9.1.
ARTICLE X
INDEMNIFICATION AND INSURANCE
          Section 10.1 Indemnification. To the fullest extent permitted by applicable Law in effect on the date hereof and to such greater extent as applicable Law may hereafter from time to time permit, the Company shall defend, indemnify and hold harmless any present or former Member or Manager (and any officers, directors, managers, shareholders, partners, members, equity holders, parents, agents, employees, representatives and Affiliates of any Member or Manager) (each, a “Covered Person”) from and against any and all losses, claims, fines, penalties, damages or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against such losses, claims, fines, penalties, damages or liabilities, and any amounts expended in settlement of any claims (collectively, “Liabilities”) incurred or suffered by such Person by reason of: (a) any act or omission or alleged act or omission performed or omitted to be performed on behalf of the Company or its Subsidiaries or any Member or otherwise in connection with the business of the Company or its Subsidiaries; (b) the fact that he or she is or was a Covered Person, or that such Covered Person is or was serving at the request of the Company as a manager, director, officer, member, partner, parent, representative, employee or other agent of any other Person; or (c) any other act or omission or alleged act or omission arising out of or in connection with the Company or its Subsidiaries or the business of the Company or its Subsidiaries, to the extent not reimbursed by insurance or other coverage, in each case, if: (i) such Covered Person acted or omitted to act in good faith and in the belief that such act or omission was in, or was not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reason to believe his or her conduct was unlawful, and (ii) such Covered Person’s conduct did not constitute fraud, gross negligence or willful misconduct. In the event of any Change of Control Transaction, the Company or Member(s) effecting such transaction shall ensure that the successor to the Company shall assume the Company’s indemnification obligations with respect to this Section 10.1.

          Section 10.2 Reimbursements; Advancements. To the fullest extent permitted by applicable Law in effect on the date hereof and to such greater extent as applicable Law may hereafter from time to time permit the Company (a) shall promptly reimburse (and/or advance to the extent reasonably required) each Covered Person for reasonable legal or other expenses (as incurred) of such Covered Person in connection with investigating, preparing to defend or defending any threatened, pending or completed lawsuit, action, investigation, suit or proceeding to which such Covered Person is a party to or is threatened to be made a party to, relating to any Liabilities for which such Covered Person may be indemnified pursuant to Section 10.1; and (b) reimburse the Tax Matters Member for all reasonable costs and expenses incurred by it in performing in its capacity as the Tax Matters Member or in connection with any administrative or judicial proceeding affecting tax matters of the Company and the Members in their capacity as such; provided, in each case, that such reimbursement and/or advancement shall only be provided to such Covered Person upon receipt by the Company of an undertaking by or on behalf of such Covered Person that if it is finally judicially determined that such person is not entitled to the indemnification provided by Section 10.1, then such Covered Person shall promptly reimburse the Company for any reimbursed or advanced expenses.
          Section 10.3 Insurance. The Company shall have the power to purchase and maintain insurance on behalf of any Covered Person against any Liability asserted against such Covered Person and incurred by such Covered Person in any such capacity, or arising out of such Person’s status as a Covered Person, whether or not the Company would have the power to indemnify such Covered Person against such liability under the provisions of Section 10.1 or under applicable Law.
ARTICLE XI
MISCELLANEOUS
          Section 11.1 Entire Agreement. This Agreement, the Registration Rights Agreement and the Certificate of Formation constitute the entire agreement of the Parties with respect to the subject matter hereof and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, with respect to such subject matter.
          Section 11.2 Binding Effect. Subject to the provisions of this Agreement relating to transferability, this Agreement will be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors and assigns of the Parties. No Member may assign any of such Member’s rights hereunder to any Person other than in connection with a Transfer of Units that is made in compliance with this Agreement to a transferee that has complied in all respects with the requirements of this Agreement (including Section 4.2 and Article VII). Each transferee of Units shall hold such Transferred Units subject to all of the terms of this Agreement and such transferee shall be deemed to be bound by and shall comply with all of the terms and provisions of this Agreement to the same extent and as applicable to the transferor.

          Section 11.3 Parties in Interest. Except as expressly provided in the Act and except as provided in Article X, nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any Persons other than the Parties and their respective successors and assigns, nor shall anything in this Agreement relieve or discharge the obligation or liability of any third party to any Party, nor shall any provision give any third party any right of subrogation or action over or against any Party.
          Section 11.4 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.
          Section 11.5 Representation by Counsel. Each of the Parties has been represented by and has had an opportunity to consult legal counsel in connection with the negotiation and execution of this Agreement. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any Party by any court or arbitrator or any Governmental Authority by reason of such Party having drafted or being deemed to have drafted such provision.
          Section 11.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware.
          Section 11.7 Consent to Jurisdiction; Service of Process. The Parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in federal or state courts located in Wilmington, Delaware, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth in Schedule I shall be deemed effective service of process for any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby brought against such party in any such court as set forth in this Section 11.7.
          Section 11.8 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
          Section 11.9 Exhibits and Schedules. All Exhibits and Schedules attached to this Agreement are incorporated and shall be treated as if set forth herein.

          Section 11.10 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Agreement shall not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.
          Section 11.11 Further Assurances. Each Party shall cooperate and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement.
          Section 11.12 Notices. All notices, requests and other communications hereunder must be in writing and shall be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission or mailed by prepaid first class mail, return receipt requested, or mailed by overnight courier prepaid (a) to a Member at the address specified in Schedule I; and (b) to the Company at ALST Casino Holdco, LLC, 650 Madison Avenue, 23rd Floor, New York, NY 10022, Facsimile: 212-610-9171, Attention: Secretary, and a copy, which shall not constitute notice, to: Paul, Weiss Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, NY 10019-6064, Facsimile: 212-757-3990, Attention: Jeffrey D. Marell. All such notices, requests and other communications shall (i) if delivered personally to the address as provided on Schedule I, be deemed given upon delivery; (ii) if delivered by mail in the manner described above to the address as provided on Schedule I, upon the earlier of the third (3rd) Business Day following mailing or upon receipt; and (iii) if delivered by overnight courier to the address as provided on Schedule I, be deemed given on the earlier of the first (1st) Business Day following the date sent by such overnight courier or upon receipt. Any Party may, at any time by giving five (5) days’ prior written notice to the other Parties, designate any other address in substitution of the foregoing address to which such notice will be given.
          Section 11.13 Amendment and Waiver.
               (a) Except as otherwise expressly provided in this Agreement, this Agreement and/or the Certificate of Formation may be amended or modified, and any provision hereof and/or thereof may be waived, only by a written instrument duly approved by a majority of the Managers then in office and the Members that hold at least two-thirds (2/3) of the then total outstanding Units (excluding any Incentive Units) held by all Members, and duly executed by the Company; provided, however, that the Company may, without the consent of any Member, amend or modify this Agreement or waive any provision of this Agreement (other than this Section 11.13(a)) and/or the Certificate of Formation pursuant to a written instrument duly approved by a majority of the Managers then in office to the extent necessary or (as determined by the Board of Managers) desirable to (i) issue new Units (including Incentive Units), Membership Interests or other securities of the Company in accordance with, and subject to the limitations contained in, Section 3.2, whether ranking senior to, junior to or pari passu with the Units or that have economic, voting or other rights, preferences and obligations that are different from those of the Units and incorporate the terms thereof, herein and/or therein (as applicable), including equitably adjusting any ownership threshold (whether expressed as a number, percentage, fraction or otherwise) set forth in this Agreement; (ii) effect the admission of new Members pursuant to Section 4.2 or any Transfer of Units pursuant to the terms of this Agreement; (iii) amend or modify Schedule I or any other provision of this Agreement to reflect any new issuance, redemption, repurchase, reallocation or Transfer of Units (including any Incentive Units) in accordance with this Agreement; (iv) to comply with any applicable Law (including Gaming Laws) or to protect the limited liability of the Members; (v) to avoid any adverse income tax consequences resulting from any additional Capital Contribution made to the Company; (vi) effect an IPO Restructuring; or (vii) to make technical or clarifying changes to this Agreement and/or the Certificate of Formation that are of an inconsequential or immaterial nature (as reasonably determined by the Board of Managers) or that have economic, voting or other rights, preferences and obligations that are different from those of the Units; provided, further, that no amendment, modification or waiver which would disproportionately and adversely affect the interests of any Member hereunder and/or thereunder (as applicable) shall be effective without the written approval of such Member. In the event of the amendment or modification of this Agreement in accordance with its terms, the Board of Managers shall meet within thirty (30) days following such amendment or modification (or as soon thereafter as is practicable) for the purpose of adopting any amendment to the Certificate of Formation that may be advisable as a result of such amendment or modification to this Agreement, and, to the extent the Company is not permitted to effect such amendment to the Certificate of Formation without the approval of the Members, proposing such amendments to the Certificate of Formation to the Members entitled to vote thereon. The Members hereby agree to vote in favor of such amendments to the Certificate of Formation.
               (b) Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement, term or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, term or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
          Section 11.14 Reliance on Authority of Person Signing Agreement. If a Member is not a natural person, neither the Company nor any Member will (a) be required to determine the authority of the individual signing this Agreement to make any commitment or undertaking on behalf of such entity or to determine any fact or circumstance bearing upon the existence of the authority of such individual or (b) be responsible for the application or distribution of proceeds paid or credited to individuals signing this Agreement on behalf of such entity.
          Section 11.15 No Interest in Company Property; Waiver of Action for Partition. No Member or Assignee has any interest in specific property of the Company. Without limiting the foregoing, each Member irrevocably waives during the term of the Company any right that such Member may have to maintain any action for partition with respect to the property of the Company.

          Section 11.16 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or a pdf attachment to electronic email shall be effective as delivery of a manually executed counterpart to this Agreement.
          Section 11.17 Attorney Fees. In any action or proceeding brought to enforce any provision of this Agreement or any other document or instrument contemplated hereby, or where any provision thereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys’ fees, charges and disbursements in addition to any other available remedy.
          Section 11.18 Remedies Cumulative. The remedies under this Agreement are cumulative and shall not exclude any other remedies to which any Party may be entitled in law or equity.
          Section 11.19 Gaming Suitability.
               (a) Mandatory Termination of Investment.
                    (i) As the investment of each Member is subject to regulation by the Gaming Authorities, Members are subject to ongoing oversight in connection with their ownership of Units. The Company shall submit to the Gaming Authorities from time to time certain information regarding the Members to permit the Gaming Authorities to determine or confirm the Members’ suitability to own Units. Such information may include the full name and other names used (oral or written), social security number, tax payer identification number, birth date, place of birth, jurisdiction of formation, citizenship and gender of each Member. Each Member hereby authorizes the Company to submit such information to, as well as other information requested by, the Gaming Authorities.
                    (ii) If (A) any Member is required by any Gaming Authority to be found suitable and such Member does not apply for a finding of suitability within thirty (30) days after the request if such Gaming Authority (an “Unsuitable Member”); or (B) any Gaming Authority determines that any Member is not suitable to continue to own Units (whether due to such Member’s failure to respond to a background investigation request or for any other reason) (also, an “Unsuitable Member”) and notifies the Company that such Unsuitable Member must be removed from its investment in Company (each of (A) and (B), a “Gaming Event”), then (x) such Unsuitable Member, at the request of the Company, shall dispose of such Unsuitable Member’s interest within thirty (30) days or such other period of time as is prescribed by the Gaming Authorities; or (B) at the election of the Company, such Unsuitable Member’s Membership Interest shall be terminated and redeemed.
                    (iii) Following the occurrence of a Gaming Event, the Company may deliver to such Unsuitable Member a written notification of such Gaming Event stating (A) the election of the Company to terminate the Unsuitable Member’s Membership Interest and to exercise its removal rights pursuant to this Section 11.19(a), and (B) the effective date of the termination of the Unsuitable Member’s Membership Interest and removal from the Company.

Upon the receipt of any notification from a Gaming Authority that it is reviewing the suitability of a Member or considering requiring the removal of a Member, the Company shall promptly notify such Member and keep such Member apprised of such matter such that the Member can address such matter directly with such Gaming Authority.
                    (iv) Beginning on the date on which a Gaming Authority serves a notice to the Company that any Member is not suitable to continue to own Units (whether due to such Unsuitable Member’s failure to respond to a background investigation request or for any other reason), the Company may and, to the extent required by the applicable Gaming Authority, shall, prohibit the Unsuitable Member from: (A) receiving any share of the distribution of profits or cash or any other property of, or payments upon dissolution of, the Company, other than the payments described in this Section 11.19(a)(iv); (B) exercising directly or through a trustee or nominee, any voting right conferred by such Unsuitable Member’s Membership Interest; (C) participating in the management of the business and affairs of the Company and its Subsidiaries; or (D) receiving remuneration in any form from the Company for services rendered or otherwise. Following the termination of such Unsuitable Member’s Interest and removal from the membership of the Company, such Unsuitable Member shall be entitled to receive in consideration for its Membership Interest an amount equal to the Fair Market Value of its Membership Interest as determined by the Board of Managers or such other amount as shall be prescribed by the applicable Gaming Authority, such amount being payable, in the sole discretion of the Board of Managers and to the extent permitted by the applicable Gaming Authority, either (x) in cash on the date that is no later than thirty (30) days after the determination of such fair value; or (y) in the form of a promissory note containing the terms set forth in Section 11.19(a)(v) (the “Promissory Note”). In connection therewith, the Company shall be permitted to make such adjustments to the Unsuitable Member’s Capital Account as it deems equitable under the circumstances.
                    (v) The principal amount owing under the Promissory Note shall bear interest at a rate equal to the lesser of (A) the lesser of (x) the highest rate permitted by Law; and (y) the greater of (1) the highest rate that the Company can reasonably obtain from a money market fund; and (2) that rate necessary to avoid imputation of interest under any applicable provision of the Code; or (B) such other rate as shall be prescribed by the applicable Gaming Authority. The Promissory Note shall mature and become due and payable in full on (x) the earlier to occur of (1) the dissolution and winding up of the Company; and (2) ten (10) years from the date of issuance; or (y) such other date as shall be prescribed by the applicable Gaming Authority. The Company may, upon the direction of the Board of Managers, prepay in whole or in part, the principal amount and/or any interest outstanding under Promissory Note at any time without penalty.
                    (vi) Any removal of an Unsuitable Member from the membership of the Company and the termination of the Unsuitable Member’s Membership Interest as provided in this Section 11.19(a) shall occur promptly after the occurrence of a Gaming Event, subject to applicable Gaming Laws.

               (b) Qualification of Managers and Officers under Gaming Laws. The election of an individual to serve as a Manager or officer of the Company is subject to any qualifications or approvals required under any Gaming Laws. For purposes of this Agreement, an individual shall be qualified to serve as a Manager or officer for so long as that individual is determined to be, and continues to be, licensed, qualified and found suitable by all Gaming Authorities having jurisdiction over the Company, or any manager or officer and under all applicable Gaming Laws.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

ALST CASINO HOLDCO, LLC
By:	/s/ Soohyung Kim
	Name:	Soohyung Kim
	Title:	Initial Manager

Signature Page to Amended and Restated Operating Agreement of ALST Casino Holdco, LLC

NORTH LV HOLDCO, LLC
By:	/s/ Soohyung Kim
	Name:	Soohyung Kim
	Title:	Managing Member

Signature Page to Amended and Restated Operating Agreement of ALST Casino Holdco, LLC

APOLLO ALST HOLDCO, LLC its managing member
By:	/s/ Marc J. Rowan
	Name:	Marc J. Rowan
	Title:	Vice President

Signature Page to Amended and Restated Operating Agreement of ALST Casino Holdco, LLC

TPG ALST HOLDCO, L.L.C.
By:	/s/ Matthew Dillard
	Name:	Matthew Dillard
	Title:	Vice President

Signature Page to Amended and Restated Operating Agreement of ALST Casino Holdco, LLC

HALCYON ALST LLC
By:	Halcyon Asset Management LLC, its Manager

By:	/s/ James Sykes
	Name:	James Sykes
	Title:	Managing Principal

Signature Page to Amended and Restated Operating Agreement of ALST Casino Holdco, LLC

NYBEQ LLC
By:	/s/ John-Charles van Essche
	Name:	John-Charles van Essche
	Title:	Authorized Signatory

By:	/s/ Adam True
	Name:	Adam True
	Title:	Authorized Signatory
Signature Page to Amended and Restated Operating Agreement of ALST Casino Holdco, LLC

CREDIT AGRICOLE LEASING (USA) CORPORATION
By:	/s/ Alan Sidrane
	Name:	Alan Sidrane
	Title:	Vice President

By:	/s/ Leslie Wertheim
	Name:	Leslie Wertheim
	Title:	President
Signature Page to Amended and Restated Operating Agreement of ALST Casino Holdco, LLC

MERRILL LYNCH, PIERCE, FENNER & SMITH INC.
By:	/s/ Erik S. Grossman
	Name:	Erik S. Grossman
	Title:	Vice President

Signature Page to Amended and Restated Operating Agreement of ALST Casino Holdco, LLC

CITY NATIONAL BANK, a national banking association
By:	/s/ Jane E. McKelvie
	Name:	Jane E. McKelvie
	Title:	Vice President

Signature Page to Amended and Restated Operating Agreement of ALST Casino Holdco, LLC

MANUFACTURERS BANK
By:	/s/ Karen J. Kearney
	Name:	Karen J. Kearney
	Title:	Vice President

Signature Page to Amended and Restated Operating Agreement of ALST Casino Holdco, LLC

BARCLAYS CAPITAL INC
By:	/s/ Gez Jordan
	Name:	Gez Jordan
	Title:	Vice President

Signature Page to Amended and Restated Operating Agreement of ALST Casino Holdco, LLC

SERVICE 1ST BANK OF NEVADA
By:	/s/ Tyler Olson
	Name:	Tyler Olson
	Title:	SVP

Signature Page to Amended and Restated Operating Agreement of ALST Casino Holdco, LLC

SCHEDULE I

MEMBERS, CAPITAL CONTRIBUTIONS AND UNITS

Member	Capital Contributions	Capital Account Balance	Number of Units	Percentage Interest	Class of Units
North LV HoldCo, LLC 650 Madison Avenue, 23rd Floor New York, NY 10022	$123,828,431	$123,828,431	123,828	28.663%	Units

Apollo ALST Holdco, LLC c/o Apollo Management, L.P. 9 West 57th Street, 43rd Floor New York, 10019	$85,085,951	$85,085,951	85,086	19.696%	Units

TPG ALST HoldCo, L.L.C. 301 Commerce Street, Suite 3300 Fort Worth, TX 76102	$85,085,951	$85,085,951	85,086	19.696%	Units

Halcyon ALST LLC 477 Madison Avenue, 8th Floor New York, NY 10022	$38,726,632	$38,726,632	38,727	8.964%	Units

NYBEQ LLC c/o Natixis 9 West 57th Street, 15th Floor New York, NY 10019	$35,133,671	$35,133,671	35,134	8.133%	Units

Credit Agricole Leasing (USA) Corporation 1301 Avenue of the Americas New York, NY 10019-6022	$25,095,479	$25,095,479	25,095	5.809%	Units

Merrill Lynch, Pierce, Fenner & Smith Inc. 214 N. Tryon St., NC1-027-15-01 Charlotte, NC 28255 Attn: Information Manager	$22,800,230	$22,800,230	22,800	5.278%	Units

	Capital	Capital Account		Percentage
Member	Contributions	Balance	Number of Units	Interest	Class of Units
City National Bank Special Assets Department 555 S. Flower Street, 16th Floor Los Angeles, CA 90071 Attn: Jane E. McKelvie, Vice President	$10,038,192	$10,038,192	10,038	2.324%	Units

Manufacturers Bank 515 South Figueroa Street Los Angeles, CA 90071 Attn: Karen Kearney	$5,019,096	$5,019,096	5,019	1.162%	Units

Barclays Capital Inc 1301 6th Avenue New York, NY 10166 Attn: Jenna Yoo	$1,149,259	$1,149,259	1,149	0.266%	Units

Service 1st Bank of Nevada 8363 W. Sunset Road — Suite 350 Las Vegas, NV 89113	$41,195	$41,195	41	0.010%	Units
Total	$432,004,087	$432,004,087	432,004	100.000%

EXHIBIT A
ADDENDUM AGREEMENT
     This Addendum Agreement (this “Addendum Agreement”) is made this [___] day of [_____________], 20[__], by and between [_____________________] (the “Transferee”)[, [_____________________] (the “Transferor”)]1 and ALST Casino Holdco, LLC, a Delaware limited liability company (the “Company”), pursuant to the terms of that certain Amended and Restated Operating Agreement of the Company dated as of [_____], 2011, including all exhibits and schedules thereto (the “Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.
WITNESSETH:
     WHEREAS, the Company and the Members entered into the Agreement to impose certain restrictions and obligations upon themselves, and to provide certain rights, with respect to the Company, the Members and the Units;
     WHEREAS, the Transferee is acquiring Units issued by the Company or pursuant to a Transfer, in either case in accordance with the Agreement and in such amount as set forth in Section 4 below (the “Acquired Units”); and
     WHEREAS, the Company and the Members have required in the Agreement that any Person to whom Units are transferred and any other Person acquiring Units must enter into an Addendum Agreement binding the Transferee to the Agreement to the same extent as if it were an original party thereto and imposing the same restrictions and obligations on the Transferee and the Acquired Units as are imposed upon the Members and the Units under the Agreement.
     NOW, THEREFORE, in consideration of the mutual promises of the parties hereto and as a condition of the purchase or receipt by the Transferee of the Acquired Units, the Transferee acknowledges and agrees as follows:
     1. The Transferee has received and read the Agreement and acknowledges that the Transferee is acquiring the Acquired Units in accordance with and subject to the terms and conditions of the Agreement.
     2. By the execution and delivery of this Addendum Agreement, the Transferee represents and warrants to, and agrees with the Company that the following statements are true and correct as of the date hereof:

[1]	Remove the Transferor as a party to this Addendum Agreement if the Acquired Units are being issued to the Transferee by the Company.

     (a) The Transferee is acquiring the Acquired Units for its own account solely for investment and not with a view to resale or distribution thereof other than in compliance with all applicable securities Laws.
     (b) If the Transferee is an entity, the Transferee is duly organized and validly existing under the Laws of its jurisdiction of organization.
     (c) The Transferee (i) has been found suitable to hold Units of the Company by all applicable Gaming Authorities in circumstances where such approval is required, (ii) has obtained all necessary Gaming Licenses, and (iii) is in compliance with all applicable Gaming Laws.
     (d) The execution, delivery and performance by the Transferee of this Addendum Agreement are within the Transferee’s corporate or other powers, as applicable, have been duly authorized by all necessary corporate or other action on its behalf (or, if the Transferee is an individual, are within such Transferee’s legal right, power and capacity), require no consent, approval, permit, license, order or authorization of, notice to, action by or in respect of, or filing with, any Governmental Authority (except as expressly disclosed in writing to the Board of Managers prior to the date hereof), and do not and will not result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any provision of applicable Law or of any judgment, order, writ, injunction or decree or any agreement or other instrument to which the Transferee is a party or by which the Transferee or any of the Transferee’s properties is bound. This Addendum Agreement has been duly executed and delivered by the Transferee and constitutes a valid and binding agreement of the Transferee, enforceable against the Transferee in accordance with its terms.
     (e) The Transferee acknowledges that the offering and sale of the Acquired Units have not been and will not be registered under the Securities Act, and are being made in reliance upon federal and state exemptions for transactions not involving a public offering. In furtherance thereof, the Transferee represents and warrants that it is an “accredited investor” (as defined in Regulation D promulgated under the Securities Act) and the Transferee has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the risks of its investment in the Acquired Units. The Transferee agrees that it will not take any action that could have an adverse effect on the availability of the exemption from registration provided by Regulation D promulgated under the Securities Act with respect to the offer and sale of the interests in the Company. In connection with its acquisition of the Acquired Units, the Transferee meets all suitability standards imposed on it by applicable Law.
     (f) The Transferee has been given the opportunity to (i) ask questions of, and receive answers from, the Company concerning the terms and conditions of the Acquired Units and other matters pertaining to an investment in the Company and (ii) obtain any additional information necessary to evaluate the merits and risks of an investment in the Company that the Company can acquire without unreasonable effort or expense. In considering its investment in the Acquired Units, the Transferee has evaluated for itself the risks and merits of such investment, and is able to bear the economic risk of such investment, including a complete loss of capital, and in addition has not relied upon any representations made by, or other information (whether oral or written) furnished by or on behalf of, the Company or its Subsidiaries or any director, officer, employee, agent or Affiliate of such Persons, other than as set forth in this Agreement. The Transferee has carefully considered and has, to the extent it believes necessary, discussed with legal, tax, accounting and financial advisors the suitability of an investment in the Company in light of its particular tax and financial situation, and has determined that the Acquired Units are a suitable investment for such Member.
     (g) The Transferee does not have any liability or obligation to pay an fees or commissions to any broker, finder, or agent with respect to the execution, delivery or performance of this Addendum Agreement by the Transferee.
     3. The Transferee agrees that the Acquired Units are bound by and subject to all of the terms and conditions of the Agreement, and hereby joins in, and agrees to be bound, by, and shall have the benefit of, all of the terms and conditions of the Agreement to the same extent as if the Transferee were an original party to the Agreement or an initial Member, as the case may be; provided, however, that the Transferee’s joinder in the Agreement shall not constitute admission of the Transferee as a Member unless and until the Company executes this Addendum Agreement confirming the due admission of the Transferee. This Addendum Agreement shall be attached to and become a part of the Agreement.
     4. [For good and valuable consideration, the sufficiency of which is hereby acknowledged by the Transferor and the Transferee, the Transferor hereby transfers and assigns absolutely to the Transferee the Acquired Units, including, for the avoidance of doubt, all rights, title and interest in and to the Acquired Units, with effect from the date hereof. It is hereby confirmed by the Transferor that the Transferor has complied in all respects with the provisions of the Agreement with respect to the transfer of the Acquired Units. The number of Units currently held by the Transferor, and the number of Acquired Units to be transferred and assigned pursuant to this Addendum Agreement, are as follows:]2

Number of Units Held by the Transferor	Number of Acquired Units

[2]	Delete the text and the table and replace them with the following language if the Acquired Units are being issued to the Transferee by the Company:
     “In exchange for a Capital Contribution of $[_____], the sufficiency of which is hereby acknowledged by the Company and the Transferee, the Company hereby issues [___] Units to the Transferee.”

[          ]           [          ]

5.	The Transferee hereby agrees to accept the Acquired Units and hereby agrees and consents to become a Member.

6.	Any notice required as permitted by the Agreement shall be given to Transferee at the address listed beneath the Transferee’s signature below.

7.	This Addendum Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

THE COMPANY:	ALST CASINO HOLDCO, LLC
By:
Name:
Title:

TRANSFEROR:	[INSERT NAME]
By:
Name:
		Title:	][3]

TRANSFEREE:	[INSERT NAME]
By:
Name:
		Title:	[INSERT TRANSFEREE’S ADDRESS]

[3]	Delete the Transferor’s signature block if the Acquired Units are being issued to the Transferee by the Company.